STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of this _____ day of November, 2008, by and among, MULTIBAND CORPORATION, a publicly traded Minnesota corporation (“Multiband”), BAS MATTINGLY MASTER, LLC, a Delaware limited liability company (“BMM”), BERNARD J. SCHAFER TRUST, LLC, a Delaware limited liability company (“Schafer”), BUILDING BLOCKS FAMILY TRUST, LLC, a Delaware limited liability company (“Block”), DirecTECH Holding Company, Inc., a Delaware corporation (“DTHC”), and North Star Trust Company, not in its corporate capacity but solely in its capacity as the trustee of the DTHC ESOT (as defined below) (the “ESOT”). Each party hereto may be referred to herein individually as a “Party” and collectively, as the “Parties”. Multiband and DTHC are collectively referred to herein as the “Corporate Parties”.

WITNESSETH:

WHEREAS, DTHC, Multiband, and Michigan Microtech, Inc., a Michigan corporation then wholly-owned by DTHC (“MMT”), entered into that certain Supplemental Agreement and Plan of Share Exchange, dated January 25, 2008, pursuant to which DTHC transferred 51% of the issued and outstanding shares of MMT common stock to Multiband in exchange for One Million Four Hundred Ninety Thousand shares of Multiband common stock and a promissory note in the amount of Two Million Two Hundred Forty-Six Thousand and No/100 Dollars ($2,246,000.00) (“MMT Purchase Note”); and

WHEREAS, Multiband, DTHC, BMM, Schafer, Block, and the ESOT entered into that certain Letter of Intent, dated October 13, 2008 (the “Letter of Intent”); and

WHEREAS, DTHC owns 100% of the issued and outstanding shares of common stock of DirecTECH Southwest, Inc., a Louisiana corporation (“DTSW”), DirecTECH Delaware, Inc., a Delaware corporation (“DTNE”), DirecTECH Development Corporation, a Delaware corporation (“DTDC”), and JBM, Inc., a Kentucky corporation (“JBM”), and 49% of MMT’s issued and outstanding shares of common stock; and

WHEREAS; DTHC wishes to sell 80% of the issued and outstanding shares of common stock of each of DTSW, DTNE, DTDC, and JBM, and 29% of the issued and outstanding shares of MMT common stock (the “DTHC Operating Entities’ Stock”) to Multiband pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, Multiband wishes to purchase the DTHC Operating Entities’ Stock pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, as an inducement to DTHC to enter into this Agreement, Multiband is willing to execute and deliver to DTHC a Registration Rights Agreement in the form described in Section 3.3.6 of this Agreement and attached hereto as Schedule 3.3.6.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements, covenants, representations and warranties hereinafter set forth, the Parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Defined Terms

The following terms used in this Agreement shall have the meanings indicated below:

1.1 “1933 Act” shall mean the Securities Exchange Act of 1933, as amended.

1.2 “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

1.3 “Closing” shall have the meaning given in Section 3.1 of this Agreement.

1.4 “Closing Date” shall have the meaning given in Section 3.1 of this Agreement.

1.5 “COBRA” shall mean (a) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA.

1.6 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

1.7 “Confidentiality Agreement” shall have the meaning given in Section 6.4 of this Agreement.

1.8 “Corporate Parties” or “Corporate Party” shall mean DTHC and Multiband.

1.9 “Damages” shall mean the amount of any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and attorneys’ fees and expenses) or diminution of value, whether or not involving a third-party claim.

1.10 “Defined Benefit Plan” shall have the meaning given in Section 5.10.1 of this Agreement.

1.11 “DirecTECH Holding Company EIAP” shall mean the DirecTECH Holding Company Eligible Individual Account Plan, which forms a part of the DirecTECH Holding Company Employee Stock Ownership Trust.

1.12 “DirecTECH Holding Company ESOP” shall mean the DirecTECH Holding Company Employee Stock Ownership Plan, which forms a part of the DirecTECH Holding Company Employee Stock Ownership Trust.

1.13 “DOJ” shall have the meaning given in Section 6.5.1 of this Agreement.

1.14 “DTHC” shall have the meaning given in the heading of this Agreement.

1.15 “DTHC Affiliate(s)” shall mean DTHC and DTNE, DTSW, JBM, DTDC, and MMT.

1.16 “DTHC Closing Documents” shall have the meaning set forth in Section 4.7 of this Agreement.

1.17 “DTHC ESOT” shall mean the DirecTECH Holding Company Employee Stock Ownership Trust, which forms a part of the DirecTECH Holding Company ESOP and the DirecTECH Holding Company EIAP.

1.18 “DTHC ESOT Independent Appraiser” shall mean Prairie Capital Advisors, Inc.

1.19 “DTHC Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated in connection with DTHC and the DTHC Affiliates and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated in connection with DTHC and the DTHC Affiliates.

1.20 “DTHC Material Adverse Affect” means, with respect to DTHC, an effect or change that is both material and adverse, on the assets, liabilities, properties, business operation, financial condition, results of operations of DTHC, DTSW, DTNE, DTDC, JBM, and MMT taken as a whole, other than such effect or change (a) resulting from or arising in condition with (i) general economic or industry-wide conditions (unless DTHC, DTSW, DTNC, DTDC, JBM, and MMT taken as a whole, are disproportionately affected relative to other similarly situated companies), or (ii) the announcement of this Agreement or the transactions contemplated herein.

1.21 “DTHC Shareholder(s)” shall mean BMM, Schafer, Block, David N. Wallingford, an individual, the BRUISTER FAMILY LIMITED LIABILITY COMPANY, a Delaware limited liability company (“Bruister”), BILYEU BUCKS LLC, a Delaware limited liability company (“Bucks”), and the ESOT.

1.22 “DTHC Operating Entities’ Stock” shall mean all right, title and interest of DTHC in and to: (a) 80% of the issued and outstanding shares of common stock of DTSW, DTNE, DTDC, and JBM, and (b) 29% of the issued and outstanding shares of common stock of MMT.

1.23 “Environmental, Health and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or occupational safety and health law, including those consisting of or relating to (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product); (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or occupational safety and health law; (c) financial responsibility under any Environmental Law or occupational safety and health law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or occupational safety and health law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective or remedial measure required under any Environmental Law or occupational safety and health law.

1.24 “Environmental Law” shall mean any Legal Requirement that requires or relates to (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances; (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

1.25 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.26 “FTC” shall have the meaning given in Section 6.5.1 of this Agreement.

1.27 “GAAP” shall have the meaning given in Section 4.5 of this Agreement.

1.28 “Governmental Body” means any national, federal, state or local governmental, judicial or regulatory agency, authority or body within or outside the United States.

1.29 “Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from the DTHC Facilities or the Multiband Facilities, respectively, or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to Persons or property on or off the DTHC Facilities or the Multiband Facilities, respectively, or that may affect the value of the DTHC Facilities or the Multiband Facilities, respectively, or the respective businesses.

1.30 “Hazardous Material” shall mean any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

1.31 “HSR Act” shall have the meaning given in Section 6.5.1 of this Agreement.

1.32 “Knowledge” or “knowledge” shall mean the current actual knowledge after reasonable investigation of Jim Mandel, Steve Bell, and Dave Carlson with respect to Multiband and shall mean the current actual knowledge after reasonable investigation of J. Basil Mattingly, Bernard J. Schafer, Henry E. Block, and Thomas A. Beaudreau with respect to DTHC.

1.33 “Legal Requirement” means any federal, state, local, municipal, foreign, international or multinational judgment or other administrative order, decree, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty.

1.34 “Letter of Intent” shall have the meaning given in the recitals to this Agreement.

1.35 “Multiband” shall have the meaning given in the heading to this Agreement.

1.36 “Multiband Affiliate” shall mean Multiband and its active subsidiaries, Minnesota Digital Universe, Inc. and Multiband Subscriber Services, Inc.

1.37 “Multiband Balance Sheet” shall have the meaning set forth in Section 5.17.2 of this Agreement.

1.38 “Multiband Balance Sheet Date” shall have the meaning set forth in Section 5.17.2 of this Agreement.

1.39 “Multiband Cash and Promissory Note Consideration” shall mean One Million and No/100 Dollars ($1,000,000.00) cash and the Multiband Secured Promissory Note.

1.40 “Multiband Contracts” shall have the meaning set forth in Section 5.8 of this Agreement.

1.41 “Multiband Closing Documents” shall have the meaning set forth in Section 5.14 of this Agreement.

1.42 “Multiband Employee Plan(s)” shall have the meaning set forth in Section 5.10.1 of this Agreement.

1.43 “Multiband ERISA Affiliate” shall have the meaning set forth in Section 5.10.1 of this Agreement.

1.44 “Multiband Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated in connection with the Multiband Affiliates and the Multiband Affiliates and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated in connection with the Multiband Affiliates and the Multiband Affiliates.

1.45 “Multiband Material Adverse Affect” means, with respect to Multiband, an effect or change that is both material and adverse, on the assets, liabilities, properties, business operation, financial condition, results of operations of Multiband, other than such effect or change (a) resulting from or arising in condition with (i) general economic or industry-wide conditions (unless Multiband is disproportionately affected relative to other similarly situated companies), or (ii) the announcement of this Agreement or the transactions contemplated herein.

1.46 “Multiband SEC Reports” shall have the meaning set forth in Section 5.17.1 of this Agreement.

1.47 “Multiband Secured Promissory Note” shall mean the Multiband Secured Promissory Note described in Section 2.2 of this Agreement and attached hereto as Schedule 1.47.

1.48 “Multiband Series J Preferred Stock” shall mean Series J of Multiband Preferred Stock that currently exists or will be created by Multiband that shall possess the rights and privileges set forth in Schedule 1.48 attached hereto.

1.49 “North Star Trust Company” shall mean North Star Trust Company, not in its corporate capacity but solely in its capacity as trustee of the DTHC ESOT, or its Successor Trustee.

1.50 “Party” shall have the meaning given in the recitals to this Agreement.

1.51 “Parties” shall have the meaning given in the recitals to this Agreement.

1.52 “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Body or other entity of any kind or nature.

1.53 “PBGC” means the Pension Benefit Guaranty Corporation.

1.54 “Registration Rights Agreement” shall have the meaning given in Section 3.3.6 of this Agreement.

1.55 “Successor Trustee” shall have the meaning set forth in Section 6.14 of this Agreement.

1.56 “SOX” shall mean the Sarbanes-Oxley Act of 2002.

1.57 “Supplemental DTHC Operating Entities’ Stock” shall mean all of the issued and outstanding shares of each of DTSW, DTNE, DTDC, JBM, and MMT which are owned by DTHC after the purchase of the DTHC Operating Entities’ Stock by Multiband pursuant to this Agreement, namely 20% of the issued and outstanding common stock of each such entity.

1.58 “Tax” means any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (whether domestic or foreign).

1.59 “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Legal Requirement relating to any Tax.

1.60 “Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

SECTION 2. Stock Purchase and Sale

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing DTHC shall sell to Multiband the DTHC Operating Entities’ Stock, for (a) One Million and No/100 Dollars ($1,000,000.00) in cash (“Cash Consideration”), and (b) a promissory note for Thirty-Two Million Nine Hundred Thousand and No/100 Dollars ($32,900,000.00), maturing four years after the Closing Date, bearing an interest rate of 8.25% (adjusted from time to time if required by the terms of this Agreement) and secured as set forth herein (“Note Consideration”).

2.2 Promissory Note Consideration. Multiband shall deliver to DTHC at the Closing the Cash Consideration and the Note Consideration. The principal amount of the Note Consideration shall be aggregated with the remaining principal amount due under the MMT Promissory Note, and such obligations will be represented by a single promissory note in the amount of Thirty-Three Million Seven Hundred Thousand and No/100 Dollars ($33,700,000.00), executed and delivered by Multiband, dated as of and to be effective as of the Closing, bearing an interest rate of 8.25% per annum with a maturity date of four years after the date of Closing, and in substantially the form attached hereto as Schedule 1.47 (the “Multiband Secured Promissory Note”). The Multiband Secured Promissory Note, and the obligations under this Agreement shall be secured by: (a) a second-priority pledge of the DTHC Operating Entities’ Stock by Multiband to DTHC pursuant to a Loan and Stock Pledge Agreement in form and substance to be reasonably agreed by the Parties and to be attached hereto as Exhibit B (the “Loan and Pledge Agreement”), junior only to the lien placed on such assets in favor of MB Financial Bank, N.A.; (b) a second-priority pledge of the 51% of MMT’s common stock that Multiband currently owns (the “Multiband MMT Stock”), pursuant to the Loan and Pledge Agreement, junior only to the lien placed on such assets in favor of MB Financial Bank, N.A.; (c) a second-priority, perfected security interest in all of the assets of all of the DTHC Operating Entities, pursuant to a Security Agreement in form and substance to be reasonably agreed upon by the Parties and to be attached hereto as Exhibit C (the “Security Agreement”), junior only to the lien placed on such assets in favor of MB Financial Bank, N.A., subject to a subordination agreement to be entered into with DTHC’s senior lender in form reasonably satisfactory to DTHC; and (d) an unconditional Guaranty by Multiband and the DTHC Operating Entities to DTHC in form and substance to be reasonably agreed upon by the Parties and to be attached hereto as Exhibit D (the “Guaranty”).

2.3 In an “Event of Default” as defined in the Multiband Secured Promissory Note, the Loan and Pledge Agreement, or the Security Agreement, DTHC shall be entitled to the remedies provided for under this Agreement, the Loan and Pledge Agreement, and the Security Agreement and such other remedies that are afforded to a secured creditor under applicable state and federal law. The terms and provisions of the Loan and Pledge Agreement, the Security Agreement, and the Multiband Secured Promissory Note are hereby incorporated into this Agreement by this reference.

2.4 Supplemental DTHC Operating Entities’ Stock Purchase. No later than December 31, 2009, Multiband shall purchase from DTHC the Supplemental DTHC Operating Entities’ Stock, subject only to obtaining approval from the majority of Multiband’s shareholders for the purchase in accordance with Section 6.9 of this Agreement. The consideration for the Supplemental DTHC Operating Entities’ Stock shall consist of Ten Million and No/100 Dollars ($10,000,000.00) in the form of 100 newly-issued shares of Multiband Series J Preferred Stock, having the terms, conditions, rights and preferences set forth in Schedule 1.48, attached hereto, and subject to other investor rights provisions set forth in the Loan and Pledge Agreement. The purchase of the Supplemental DTHC Operating Entities’ Stock shall occur on a date (“Second Closing Date”) which is within 10 days after the Multiband shareholders’ approval, but not later than December 31, 2009.

SECTION 3. Closing

3.1 Closing Date, Time and Place. Provided that all of the Closing conditions precedent and mutual conditions set forth in Sections 7., 8., and 9. have been satisfied (or waived as provided in this Agreement, or otherwise will be satisfied at the Closing), the “Closing” of the purchase of the DTHC Operating Entities’ Stock provided for in this Agreement shall take place at 1:00p.m. Central Standard Time on January 1, , 2009, at 9449 Science Center Drive, New Hope, Minnesota, unless another date, place and time shall be agreed to between the Corporate Parties. The date and time of the Closing is sometimes herein called the “Closing Date”.

3.2 Deliveries by DTHC at the Closing. At the Closing, DTHC will deliver or cause to be delivered to Multiband the following:

3.2.1 The Articles of Incorporation of each of DTSW, DTNE, DTDC, JBM, and MMT, and all amendments thereto, certified by the Secretary of the State of their respective states of incorporation, dated as of a date within fifteen (15) days prior to the Closing Date;

3.2.2 A “good standing” certificate for each of DTSW, DTNE, DTDC, JBM, and MMT, from the Secretary of State of their respective states of incorporation, dated as of a date within fifteen (15) days prior to the Closing Date;

3.2.3 A certificate, or certificates, representing the DTHC Operating Entities’ Stock, duly endorsed or accompanied by duly executed stock powers;

3.2.4 A certificate of the President & Chief Executive Officer of DTHC, dated as of the Closing Date, confirming (A) the truth and correctness of all of the representations and warranties of DTHC contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date, subject to the provisions of Section 4. hereof, and (B) that all agreements and covenants of DTHC specified herein have been complied with;

3.2.5 A certificate of the Secretary of DTHC, dated as of the Closing Date, in form and substance reasonably satisfactory to Multiband, as to (a) the lack of amendments to any of DTSW, DTNE, DTDC, JBM, and MMT’s Articles of Incorporation since the date of the certificate referred to in Section 3.2.1. above; (b) DTHC’s Bylaws; (c) the resolutions and/or Special Meeting Minutes of DTHC’s Board of Directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (d) the incumbency and signatures of DTHC’s officers who execute this Agreement;

3.2.6 The favorable legal opinion of counsel to DTHC and the DTHC ESOT, dated as of the Closing Date, in form and substance reasonably acceptable to the Parties, unless waived; and

3.2.7 Such other documents and instruments as Multiband may reasonably request to effectuate the transactions contemplated by this Agreement and any other transactions contemplated hereby.

3.3 Deliveries by Multiband at the Closing. At the Closing, Multiband will deliver or cause to be delivered to DTHC the following:

3.3.1 The Articles of Incorporation of Multiband and all amendments thereto, certified by the Secretary of the State of Minnesota, dated as of a date within fifteen (15) days prior to the Closing Date;

3.3.2 A “good standing” certificate for Multiband, from the Secretary of State of Minnesota, dated as of a date within fifteen (15) days prior to the Closing Date;

3.3.3 Certificates of the Chief Executive Officer, President, and Chief Financial Officer of Multiband, dated as of the Closing Date, confirming (A) the truth and correctness of all of the representations and warranties of Multiband contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date, subject to the provisions of Section 5. hereof, and (B) that all agreements and covenants of Multiband specified herein have been complied with;

3.3.4 A certificate of the Secretary of Multiband, dated as of the Closing Date, in form and substance reasonably satisfactory to DTHC, as to (a) the lack of amendments to Multiband’s Articles of Incorporation since the date of the certificate referred to in Section 3.2.1. above; (b) Multiband’s Bylaws; (c) the resolutions and/or Special Meeting Minutes of Multiband’s Board of Directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (d) the incumbency and signatures of Multiband’s officers who execute this Agreement;

3.3.5 The favorable legal opinion of counsel to Multiband, dated as of the Closing Date, in form and substance reasonably acceptable to the Parties, unless waived;

3.3.6 The Registration Rights Agreement executed by Multiband in substantially the form attached hereto as Schedule 3.3.6, to be effective upon the transfer of the Supplemental DTHC Operating Entities’ Stock by Multiband to DTHC (the “Registration Rights Agreement”);

3.3.7 The duly executed Multiband Secured Promissory Note, Loan and Pledge Agreement, Guaranty, and Security Agreement described in Section 2.2, the duly executed Management Services Agreement described in Section 6.13, and cash in the amount of One Million and No/100 Dollars ($1,000,000.00);

3.3.8 Indemnification agreements by Multiband in favor of DTHC’s Board of Directors, officers, former individual members of the Trust’s (and its predecessor’s) Board of Trustees, and North Star Trust Company with respect to the transactions contemplated hereby and certain agreed upon loss contingencies, in form and substance to be mutually agreed by the Parties and to be attached hereto as Exhibit E, and a commitment by Multiband to fund for DTHC appropriate insurance to the extent available on commercially reasonable terms for DTHC’s Board of Directors and officers and North Star Trust Company in this respect), and other terms that the Parties deem reasonably acceptable; and

3.3.9 Such other documents and instruments as DTHC may reasonably request to effectuate the transactions contemplated by this Agreement and any other transactions contemplated hereby.

SECTION 4. Representations and Warranties of DTHC

Except as set forth in the attached disclosure schedule (the “Schedules”), as material inducement to Multiband to enter into this Agreement and to close the transactions contemplated hereunder, DTHC hereby makes the following representations, warranties and agreements to and with Multiband. Each disclosure set forth in DTHC’s Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Schedules to the extent it is reasonably apparent that such information disclosed in another section is applicable thereto. The Parties may mutually agree upon changes to the Schedules on or before the Closing Date.

4.1 Proper Corporate and Governmental Approvals. DTHC has full power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby, and to consummate the transactions contemplated hereby and thereby. This Agreement and the documents contemplated hereby have been, or will be when executed and delivered at or prior to the Closing, duly executed and delivered by DTHC and constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of DTHC, enforceable against DTHC in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and/or other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. Except as indicated in Schedule 4.1, no consent of approval of any Government Body, governmental agency, or any third party is required to consummate the transactions contemplated hereby, except any approvals heretofore obtained. The Board of Directors of DTHC has approved this Agreement and the transactions contemplated hereby. Such resolutions of the Board of Directors of DTHC have not been rescinded and are in full force and effect.

4.2 Good Standing. DTHC and each of DTSW, DTNE, DTDC, JBM, and MMT are in good standing in all states in which DTHC and each of DTSW, DTNE, DTDC, JBM, and MMT, respectively, are incorporated, and each is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where failure to be qualified would not reasonably be expected to have a material adverse effect

4.3 Capital Structure.

4.3.1 The aggregate number of shares of capital stock that DTSW is authorized to issue is two million (2,000,000) authorized shares of Common Stock, of which one million (1,000,000) shares are issued and presently outstanding. The aggregate number of shares of capital stock that JBM is authorized to issue is one million (1,000,000) authorized shares of Common Stock, of which one million (1,000,000) shares are issued and presently outstanding. The aggregate number of shares of capital stock that DTNE is authorized to issue is two million (2,000,000) authorized shares of Common Stock, of which two million (2,000,000) shares are issued and presently outstanding. The aggregate number of shares of capital stock that DTDC is authorized to issue is two million (2,000,000) authorized shares of Common Stock, of which five hundred (500) shares are issued and presently outstanding. The aggregate number of shares of capital stock that MMT is authorized to issue is two million (2,000,000) authorized shares of Common Stock, of which two million (2,000,000) shares are issued and presently outstanding. All such issued shares have been validly issued and are fully paid and non-assessable. At the Closing, DTHC shall have good and marketable title to the DTHC Operating Entities’ Stock, free and clear of all claims, liens and encumbrances, excepting with respect to MB Financial Bank, N.A. and restrictions on transfer imposed by the Securities Act of 1933, as amended, and applicable state securities laws. There are no outstanding options, warrants, or other securities convertible into the DTHC Operating Entities’ Stock.

4.3.2 Except as indicated above, DTSW, DTNE, DTDC, JBM, and MMT do not have any outstanding securities of any kind. None of DTSW, DTNE, DTDC, JBM, and MMT is a party to any contract obligating DTSW, DTNE, DTDC, JBM, or MMT, directly or indirectly, to issue additional securities of any kind. Except as set forth on Schedule 4.3, none of the DTHC Operating Entities’ Stock has been transferred in violation of, or are subject to, any preemptive rights, rights of first offer, or subscription agreements. Except as set forth on Schedule 4.3, DTHC is not a party to any stockholder agreement, voting agreement, voting trust, or any such similar arrangements with respect to the transfer, voting, or other rights associated with its securities, and to DTHC’s Knowledge, there are no such agreements, trusts, or arrangements to which DTHC is a party. None of DTSW, DTNE, DTDC, JBM, or MMT has repurchased or otherwise acquired any of its securities since June 1, 2005. There are no obligations, contingent or otherwise, for DTSW, DTNE, DTDC, JBM, or MMT to repurchase, redeem, or otherwise acquire any of its securities other than as indicated on Schedule 4.3 attached hereto. There are no declared or accrued unpaid dividends with respect to each of DTSW, DTNE, DTDC, JBM, and MMT’s securities. Except as set forth on Schedule 4.3, DTSW, DTNE, DTDC, JBM, and MMT do not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights. DTSW, DTNE, DTDC, JBM, and MMT do not have outstanding any bonds, debentures, notes, or other obligations or debt securities the holders of which have a right to vote (or convertible into, or exercisable into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

4.4 Absence of Conflict with Charter Documents, Bylaws and Material Contracts. Except as set forth in Schedule 4.4, the execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof by DTHC do not and will not, with or without the giving of notice, the lapse of time or both, (a) constitute the material breach of any of the terms and provisions of, or constitute a default under, or conflict with, any material agreement or other instrument (including without limitation, DTHC’s Articles of Incorporation and Bylaws) by which DTHC is bound, (b) violate any judgment, decree, order or award of any court, Governmental Body or arbitrator by which DTHC is bound, or (c) violate any material applicable law, rule or regulation.

4.5 Financial Statements. True and complete copies of DTHC’s audited consolidated financial statements consisting of the balance sheet of DTHC and the DTHC Operating Entities and the related statements of income and retained earnings, stockholders equity and cash flow, for the year ended December 31, 2007, and the fiscal year then ended, audited by DTHC’s independently registered public accountants, have been prepared in accordance with generally accepted accounting practices (“GAAP”) and fairly represent in all material respects the financial condition of DTHC and MMT on such date. Except as indicated on Schedule 4.5 attached hereto, since such date, there has, to the Knowledge of DTHC, been no material adverse change in the financial condition of DTHC or each of DTSW, DTNE, DTDC, JBM, and MMT.

4.6 Completeness of Disclosures. No representation or warranty of DTHC herein, and no written statement or certificate furnished, or to be furnished, by or on behalf of DTHC to Multiband or its agents pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain on the Closing, any untrue statement of a material fact or omits or will omit to state a material fact necessary in light of the circumstances to make the statements contained herein or therein not misleading.

4.7 Enforceability. To the Knowledge of DTHC, this Agreement constitutes a legal, valid and binding obligation of DTHC, enforceable against it in accordance with its terms. Upon the execution and delivery by DTHC of each agreement to be executed or delivered by DTHC at the Closing (collectively, the “DTHC Closing Documents”), each of the DTHC Closing Documents will constitute the legal, valid and binding obligation of DTHC, enforceable against it in accordance with its respective terms except as enforcement is affected by laws of bankruptcy, reorganization, insolvency and creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. DTHC has the right, power and authority to execute and deliver this Agreement and the DTHC Closing Documents to which it is a party and to perform its obligations under this Agreement and the DTHC Closing Documents, and such action has been duly authorized by all necessary action.

SECTION 5. Representations, Warranties and Covenants of the Multiband Affiliates

Except as set forth in the attached Schedules, as material inducement to DTHC to enter into this Agreement and to close the transactions contemplated hereunder, Multiband hereby makes the following representations, warranties and agreements to and with DTHC. Each disclosure set forth in Multiband’s Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Schedules to the extent it is reasonably apparent that such information disclosed in another section is applicable thereto. The Parties may mutually agree upon changes to the Schedules on or before the Closing Date.

5.1 Proper Corporate and Governmental Approvals.

5.1.1 Multiband has full power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby, and to consummate the transactions contemplated hereby and thereby. This Agreement and the documents contemplated hereby have been, or will be when executed and delivered at or prior to the Closing, duly executed and delivered by Multiband and constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of Multiband, enforceable against Multiband in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. Except as indicated in Schedule 5.1, no approval of any government body or governmental agency is required to consummate the transactions contemplated hereby, except any approvals heretofore obtained.

5.1.2 The execution and delivery of this Agreement by Multiband and the consummation by Multiband of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Multiband. This Agreement has been duly executed and delivered by Multiband and, assuming due authorization, execution, and delivery by DTHC, constitutes the valid and binding obligation of Multiband, enforceable against it in accordance with its terms, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

5.1.3 The Board of Directors of Multiband has, by the unanimous vote of all directors now in office, (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the Agreement and the transactions contemplated hereby are advisable and in the best interests of Multiband’s shareholders, and (iii) approved the issuance of the Multiband Series J Preferred Stock contemplated by this Agreement and shall recommend to the Multiband Shareholders to approve issuance of the Multiband Series J Preferred Stock contemplated by this Agreement. Such resolutions have not been modified, changed or rescinded and are in full force and effect.

5.2 Good Standing. The Multiband Affiliates are in good standing in the State of Minnesota and are duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where failure to be qualified would not reasonably be expected to have a material adverse effect.

5.3 Capital Structure.

5.3.1 Multiband Capital Structure. The aggregate number of shares of capital stock that Multiband is authorized to issue is (a) Twenty Million (20,000,000) authorized shares of Common Stock, no par value, of which Nine Million Six Hundred Three Thousand Two Hundred Ninety-Four (9,603,294) Multiband Shares are issued and outstanding shares as of September 30, 2008; (b) 2,446,000 shares of convertible preferred stock, of which Two Hundred Seventy-Four Thousand Four Hundred Forty-Four (274,444) are currently issued and outstanding as of September 30, 2008. There are also outstanding warrants for the issuance of One Million Four Hundred Eighty-Three Thousand Five Hundred Sixty-Three (1,483,563) shares of Common Stock as of September 30, 2008.

All issued and outstanding Multiband Shares have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in full compliance with all applicable federal and state securities laws. Except for Multiband’s Common Stock and Preferred Stock, Multiband does not have any issued and outstanding securities of any kind. Set forth on Schedule 5.3.1. attached hereto is a true and correct list of each option holder, the number of options to acquire Multiband capital stock held by each option holder, and the grant date of each option. Except as set forth on Schedule 5.3.1, there are no outstanding options, warrants, or other securities convertible into the Multiband Shares. Except as set forth in Schedule 5.3.1, Multiband is not a party to any contract obligating Multiband, directly or indirectly, to issue additional securities of any kind. Except as set forth on Schedule 5.3.1., none of the Multiband Shares have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer, or subscription agreements. Except as set forth on Schedule 5.3.1., Multiband is not a party to any stockholder agreement, voting agreement, voting trust, or any such similar arrangements with respect to the transfer, voting, or other rights associated with its securities, and to Multiband’s Knowledge, there are no such agreements, trusts, or arrangements to which Multiband is a party. Multiband has not repurchased or otherwise acquired any of its common stock since 2005. There are no obligations, contingent or otherwise, for Multiband to repurchase, redeem, or otherwise acquire any of its securities other than as indicated on Schedule 5.3.1. attached hereto. Except as set forth in Schedule 5.3.1., there are no declared or accrued unpaid dividends with respect to Multiband’s securities. Except as set forth on Schedule 5.3.1., Multiband does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights. Multiband does not have outstanding any bonds, debentures, notes, or other obligations or debt securities the holders of which have a right to vote (or convertible into, or exercisable into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

Subject only to Multiband shareholders’ approval, upon issuance of the Multiband Series J Preferred Stock to DTHC in accordance with this Agreement, such stock shall be duly authorized and validly issued, fully paid and non-assessable, free and clear of all liens, and issued in full compliance with all applicable federal and state securities laws.

5.3.2 Subsidiaries.

(a) Schedule 5.3.2 attached hereto contains a true and correct list of Multiband’s subsidiaries and sets forth with respect to each subsidiary the jurisdiction of formation. The issued and outstanding shares of capital stock of each subsidiary has been duly authorized and validly issued, are fully paid and nonassessable, and are owned by Multiband free and clear of any liens.

(b) Each Multiband subsidiary is validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power to own, lease, and operate its properties and to carry on its business as now being duly conducted, and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions in which the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Multiband Material Adverse Affect.

(c) Other than shares of capital stock owned by Multiband, no Multiband subsidiary has issued and outstanding securities of any kind. No Multiband subsidiary is a party to any contract obligating such subsidiary, directly or indirectly, to issue any additional securities.

(d) No Multiband subsidiary has outstanding any bonds, debentures, notes, or other obligations or debt securities the holders of which have a right to vote (or convertible into, or exercisable into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(e) Other than subsidiaries set forth on Schedule 5.3.2, neither Multiband nor any Multiband subsidiary, either directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture, or other business association or entity, or to provide funds to or make any investment.

(f) Multiband and its subsidiaries have no obligations, contingent or otherwise, to provide funds or make an investment (in the form of a loan, capital contribution, or otherwise) in any entity.

5.4 Absence of Conflict with Charter Documents, Bylaws and Material Contracts; Authorization.

5.4.1 Except as set forth on Schedule 5.4.1, the execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof by the Multiband Affiliates do not and will not, with or without the giving of notice, the lapse of time or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, any material agreement or other instrument (including without limitation, the Multiband, and/or the Multiband Affiliates’ Articles of Incorporation and Bylaws) by which the Multiband Affiliates are bound, any judgment, decree, order or award of any court, Governmental Body or arbitrator, or any material applicable law, rule or regulation.

5.4.2 No authorization or order of, declaration, registration, or filing with, or notice to any governmental entity is required by or with respect to Multiband in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, except for: (a) such filings as may be necessary under the Hart-Scott- Rodino Act, or (b) such filings as may be required under the 1933 Act or the 1934 Act or the rules of the NASDAQ Stock Market.

5.5 Financial Statements. The financial statements of the Multiband Affiliates as of December 31, 2007, and the fiscal year then ended, audited by Multiband’s independent registered public accountants, have been prepared in accordance with generally accepted accounting practices and fairly represent the financial condition of the Multiband Affiliates on such date. Since December 31, 2007, there has been no material adverse change in the financial condition of the Multiband Affiliates.

5.6 Condition, Ownership and Status of Owned and Leased Real and Personal Property.

5.6.1 The Multiband Affiliates do not own any real property (including without limitation any option or other right or obligation to purchase any real property or any interest therein).

5.6.2 Schedule 5.6.2 sets forth a complete list of all real property and interests in real property used, held for use or intended to be used primarily in the operation or conduct of the Multiband Affiliates’ business and identifies any leases, reciprocal easements, operating agreements, licenses or similar agreements relating thereto. True and complete copies of each agreement set forth on Schedule 5.6.2 has previously been furnished to DTHC. Each agreement set forth on Schedule 5.6.2 is in full force and effect and has not been amended in writing or otherwise, and no party thereto is in default or breach thereunder. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under such agreements. None of the Multiband Affiliates, any shareholder of Multiband or any Multiband Affiliate has received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment under any such agreement.

5.7 Litigation and Compliance with Laws. Except as set forth in Schedule 5.7 of this Agreement, (a) the Multiband Affiliates are not engaged in or a party to any legal action, investigation, arbitration or other proceeding before any court, administrative agency or arbitrator in which a final determination adverse to any Multiband Affiliate would have a material adverse effect on the assets, financial condition or operations of the business; and (b) the Multiband Affiliates have not been charged with and, to their Knowledge, are not under investigation with respect to any violation of any provision of federal, state or other applicable law or administrative regulation. There is no unsatisfied judgment, penalty, or award against or affecting the Multiband Affiliates or any of their respective properties or assets that has or would reasonably be expected to have, individually or in the aggregate, a Multiband Material Adverse Affect.

5.8 Status of Material Contracts. The Multiband Affiliates have made available to DTHC true and complete copies of any material documents, contracts and commitments to which any of the Multiband Affiliates is a party (the “Multiband Contracts”). To their Knowledge, the Multiband Affiliates are not in default of any material term or provision of any of the Multiband Contracts. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not cause a breach of any of the Multiband Contracts.

5.9 Status of Labor Relations. Except as set forth on Schedule 5.9 attached hereto, (a) neither the Multiband Affiliates have not been or are not currently a party to any collective bargaining or other labor contract; and (b) there has not been, there is not presently pending or existing, and to the Multiband Affiliates’ Knowledge there is not threatened, (1) any strike, slowdown, picketing, organizing campaign, work stoppage, or employee grievance process, (2) any proceeding against or affecting the Multiband Affiliates relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Multiband or its premises, or (3) any application for certification of a collective bargaining agent. Except as set forth on Schedule 5.9 attached hereto, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees or independent contractors by the Multiband Affiliates, and no such action is contemplated by Multiband. Except as set forth on Schedule 5.9 attached hereto, the Multiband Affiliates have complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Except as set forth on Schedule 5.9 attached hereto, the Multiband Affiliates are not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements, including without limitation any retroactive workers’ compensation.

5.10 Status of Employee Benefit Plans.

5.10.1 Set forth on Schedule 5.10.1 attached hereto is a list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (a) is maintained or contributed to by the Multiband Affiliates or any other Person controlled by, controlling or under common control with the Multiband Affiliates (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“Multiband ERISA Affiliate”) or has been maintained or contributed to in the last six years by Multiband, or any Multiband ERISA Affiliate, or with respect to which the Multiband Affiliates have or may have any liability, and (b) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee, independent contractor or service provider of the Multiband Affiliates or any Multiband ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively, the “Multiband Employee Plans”). Multiband does not now and has not had at any time during the last six years any Multiband Employee Plan that is (w) a Defined Benefit Plan; (x) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (y) a plan subject to Title IV of ERISA, other than a Multiemployer Plan.

5.10.2 The Multiband Affiliates have delivered to DTHC copies of (a) the documents comprising each Multiband Employee Plan (or, with respect to any Multiband Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of the Multiband Affiliates or any Multiband ERISA Affiliate); (b) all trust agreements, insurance contracts or any other funding instruments related to the Multiband Employee Plans; (c) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the PBGC or any other Governmental Body that pertain to any Multiband Employee Plan and any open requests therefor; (d) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Multiband Employee Plans during the current year and each of the three preceding years; (e) all collective bargaining agreements pursuant to which contributions to any Multiband Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by the Multiband Affiliates or any Multiband ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (f) all contracts with third-party record keepers, trustees, appraisers, actuaries, accountants, attorneys, investment managers, consultants and other independent contractors that relate to any Multiband Employee Plan; and (g) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications, including communications to Multiband Employee Plan participants, regarding the Multiband Employee Plans.

5.10.3 Except as set forth on Schedule 5.10.3 attached hereto, the Multiband Affiliates have made full payment for all amounts that are required under the terms of each Multiband Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Multiband Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Multiband Employee Plan, whether or not waived. The value of the assets of each Multiband Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis). The Multiband Affiliates have paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Multiband Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

5.10.4 None of the Multiband Affiliates nor any Multiband ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the transactions contemplated by this Agreement will not result in any liability, (a) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (b) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (c) for any excise tax imposed by Section 4971 of the Code, or (d) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section 412(c)(11) of the Code.

5.10.5 The Multiband Affiliates have, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (a) COBRA and (b) any applicable state statutes mandating health insurance continuation coverage for employees. Set forth on Schedule 5.10.6 is a list of all individuals who are current or former COBRA beneficiaries, their relationship to the Multiband Affiliates, the welfare plans they participated in, the benefits they elected to receive under COBRA and the expiration (or expected expiration) of their coverage.

5.10.6 The forms of all Multiband Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in accordance with their terms and each of the Multiband Employee Plans and the administration thereof, is and has been in compliance with the requirements of any and all applicable statutes, orders, or governmental rules or regulations, including, but not limited to, ERISA and the Code. To the Multiband Affiliates’ Knowledge, none of the Multiband Affiliates or any fiduciary of a Multiband Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Multiband Employee Plans (including Internal Revenue Service/Department of Labor Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Multiband Employee Plans have been appropriately given.

5.10.7 Each Multiband Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and none of the Multiband Affiliates or any fiduciary of any Employee Benefit Plan, has Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Multiband Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and none of the Multiband Affiliates or any fiduciary of any Employee Benefit Plan has Knowledge of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Multiband Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

5.10.8 There is no material pending or threatened proceeding relating to any Multiband Employee Plan, nor is there any basis for any such proceeding. No action, suit, grievance, or arbitration or other manner of litigation or claim with respect to the assets thereof of any Multiband Employee Plan (other than routine claims for benefits made in the ordinary course of plan administration, for which plan administrative review procedures have not been exhausted) is pending, threatened or imminent against or with respect to any of the Multiband Employee Plans, the Multiband Affiliates, any Multiband ERISA affiliate, or any fiduciary of a Multiband Employee Plan. None of Multiband or any fiduciary of a Multiband Employee Plan has engaged in a transaction with respect to any Multiband Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to subject Multiband to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

5.10.9 The Multiband Affiliates have maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed on Schedule 5.10.10.

5.10.10 Except as set forth on Schedule 5.10.11 and as required by Legal Requirements, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any present of former director, employee, officer, or independent contractor of the Multiband Affiliates. There are no contracts or arrangements with respect to the Multiband Affiliates providing for payments that could subject any Person to liability for tax under Section 4999 of the Code.

5.10.11 Except as set forth on Schedule 5.10.12 and for the continuation coverage requirements of COBRA, the Multiband Affiliates do not have any potential liability for benefits to present or former employees, independent contractors or their respective dependents following termination of employment or retirement under any of the Multiband Employee Plans that are Employee Welfare Benefit Plans.

5.10.12 No written or oral representations have been made to any employee, independent contractor, or former employee or former independent contractor of the Multiband Affiliates promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any present or former employee or independent contractor of Multiband or Multiband Affiliate or former independent contractor concerning the employee benefits of the Multiband Affiliates.

5.10.13 The Multiband Affiliates do not maintain any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

5.11 Status of Environmental Liabilities. Except as set forth on Schedule 5.11,

5.11.1 The Multiband Affiliates are, and at all times has been, in full compliance with, and has not been and is not in violation of or liable in any material respects under, any Environmental Law. No Multiband Party or any Multiband Affiliate has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (a) any Governmental Body or private citizen acting in the public interest, or (b) the current or prior owner or operator of any Multiband Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Multiband Facilities or any other properties or assets (whether real, personal, or mixed) in which the Multiband Affiliates or any Multiband Affiliate has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Multiband Affiliates or any Multiband Affiliate or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

5.11.2 There are no pending or, to the Knowledge of the Multiband Affiliates or any Multiband Affiliate, threatened claims, encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Multiband Facilities or any other properties and assets (whether real, personal, or mixed) in which the Multiband Affiliates or any Multiband Affiliate has or had an interest.

5.11.3 No Multiband Party or any Multiband Affiliate has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Multiband Facilities or any other properties or assets (whether real, personal, or mixed) in which any Multiband Party or any Multiband Affiliate had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Multiband Affiliates or any Multiband Affiliate, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

5.11.4 Neither the Multiband Affiliates nor any Multiband Affiliate, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Multiband Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Multiband Affiliates or any Multiband Affiliate, has or had an interest, or at any property geologically or hydrologically adjoining the Multiband Facilities or any such other property or assets.

5.11.5 To the Knowledge of the Multiband Affiliates and the Multiband Affiliates, there are no Hazardous Materials present on or in the environment at the Multiband Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Multiband Facilities or such adjoining property, or incorporated into any structure therein or thereon. None of Multiband or a Multiband Affiliate and any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Multiband Facilities or any other properties or assets (whether real, personal, or mixed) in which the Multiband Affiliates or any Multiband Affiliate has or had an interest.

5.11.6 There has been no release or, to the Knowledge of the Multiband Affiliates or a Multiband Affiliate, threat of release, of any Hazardous Materials at or from the Multiband Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Multiband Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Multiband Affiliates or any Multiband Affiliate has or had an interest, or any geologically or hydrologically adjoining property, whether by the Multiband Affiliates or any Multiband Affiliate or any other Person.

5.11.7 The Multiband Affiliates have delivered to DTHC true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Multiband Affiliates, or a Multiband Affiliate pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Multiband Facilities, or concerning compliance by the Multiband Affiliates or any Multiband Affiliate or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

5.12 Status of Insurance Policies.

5.12.1 The Multiband Affiliates have delivered to DTHC: (a) copies of all policies of insurance to which the Multiband Affiliates, or any Multiband Affiliate is a party or under which any such Person is or has been covered at any time within the five years preceding the date of this Agreement and which relates to the business of the Multiband Affiliates; (b) statements of any insurance brokerage fees paid, if any, in addition to premiums shown on current policies, (c) schedules/registers of insurance for each of the five years preceding the earliest policy year referenced in clause (a) hereof, showing brokers, carriers, policy numbers, dates of coverage, types of insurance, limits provided and premiums, (d) copies of all pending applications for policies of insurance; copies of all applications filed in connection with current policies and (e) any statement by the auditor of Multiband’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims. Set forth on Schedule 5.12.1 is a list of all policies of insurance related to the Multiband Affiliates, including the policy number of each such policy.

5.12.2 Schedule 5.12.2 describes: (a) any self-insurance arrangement by or affecting the Multiband Affiliates, including any reserves established thereunder and any partial self-insurance such as through deductibles of more than $100,000 each occurrence, at any time during the ten years preceding the date of this Agreement; (b) any current or previous contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk related to Multiband, including any captive insurance company participation; and (c) all obligations of Multiband to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

5.12.3 Schedule 5.12.3 sets forth, by year, for the current policy year and each of the ten preceding policy years: (a) a summary (whether internally prepared or insurance company issued) of the loss experience under each policy; (b) a statement describing each open claim and all closed claims for an amount in excess of $100,000 under an insurance policy, which sets forth: (1) the name of the claimant; (2) a description of the policy by insurer, type of insurance, and period of coverage; and (3) the amount and a brief description of the claim; and (c) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

5.12.4 Except as set forth on Schedule 5.12.4: (a) all policies that provide coverage to the Multiband Affiliates, or any Multiband Affiliate: (1) are valid, outstanding, and enforceable; (2) are issued by an insurer that is financially sound and reputable; (3) taken together, provide adequate insurance coverage for the assets and the operations of the Multiband Affiliates for all risks normally insured against by a Person carrying on the same business or businesses as Multiband and for all risks to which the Multiband Affiliates are normally exposed; (4) are sufficient for compliance with all Legal Requirements and contracts related to the Multiband Affiliates; (5) will continue in full force and effect following the Closing Date; and (6) do not provide for any retrospective premium adjustment or other experienced-based liability; (b) the Multiband Affiliates or any Multiband Affiliate have not received (1) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (2) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder; (c) the Multiband Affiliates and the Multiband Affiliates have paid all premiums due, and has otherwise performed all of its obligations, under each policy related to the Multiband Affiliates and the Multiband Affiliates or that provides coverage for the Multiband Affiliates and the Multiband Affiliates; and (d) the Multiband Affiliates have given notice to the insurer of all claims that may be insured thereby.

5.13 Compliance with Specified Matters Relating to Taxes, Permits and Licenses. To their Knowledge, the Multiband Affiliates have timely filed or caused to be timely filed (or has received an appropriate extension of time to file) all material Tax Returns that are or were required to be filed by them prior to the Closing Date, pursuant to applicable Legal Requirements, and such Tax Returns were true and correct in all material respects. In addition, and to their Knowledge, the Multiband Affiliates have paid all Taxes that have or may have become due pursuant to such Tax Returns or otherwise, or pursuant to any assessment received by Multiband. To their Knowledge, the Multiband Affiliates possess all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle them to own their properties and to transact the businesses in which they are now engaged.

5.14 Enforceability. This Agreement constitutes the legal, valid and binding obligation of the Multiband Affiliates, enforceable against them in accordance with its terms. Upon the execution and delivery by the Multiband Affiliates of each agreement to be executed or delivered by the Multiband Affiliates at the Closing (collectively, the “Multiband Closing Documents”), each of the Multiband Closing Documents will constitute the legal, valid and binding obligation of the Multiband Affiliates, enforceable against them in accordance with their respective terms except as enforcement is affected by laws of bankruptcy, reorganization, insolvency and creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. The Multiband Affiliates have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Multiband Closing Documents to which it is a party and to perform its obligations under this Agreement and the Multiband Closing Documents, and such action has been duly authorized by all necessary action by such Multiband Affiliates’ shareholders and boards of directors, and by the Multiband Affiliates’ board of directors.

5.15 Intellectual Property.

5.15.1 Set forth on Schedule 5.15.1 is a list and description of all patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used, licensed or controlled by or the Multiband Affiliates or any Multiband Affiliate and all goodwill associated therewith comprising their intellectual property assets. The Multiband Affiliates own or have the right to use and the Multiband Affiliates shall as of the Closing own or have the right to use their business names, all assumed fictitious business names, any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names (and all derivatives thereof), software, formulae, methods, processes and other intangible properties that are necessary or customarily used by the Multiband Affiliates for the ownership, management or operation of their businesses that otherwise comprise their intellectual property assets, including those listed on Schedule 5.15.1. Except as set forth on Schedule 5.15.1, (a) the Multiband Affiliates are the sole and exclusive owners of all right, title and interest in and to all of their intellectual property assets, and have the exclusive right to use, transfer and license the same, free and clear of any claim or conflict with their intellectual property assets of others; (b) no royalties, honorariums or fees are payable to any Person by reason of the ownership or use of any of their intellectual property assets; (c) there have been no claims made against or asserting the invalidity, abuse, misuse, or unenforceability of any of their intellectual property assets and no grounds for any such claims exist; (d)  the Multiband Affiliates have not made any claim of any violation or infringement by others of any of their intellectual property assets or interests therein and, to the Knowledge of the the Multiband Affiliates, no grounds for any such claims exist; (e)  the Multiband Affiliates and the Multiband Affiliates have not received any notice that they are in conflict with or infringing upon the asserted intellectual property rights of others in connection with their intellectual property assets, and, to their Knowledge, neither the use of their intellectual property assets nor the operation of their business is infringing or has infringed upon any intellectual property rights of others; (f) their intellectual property assets are sufficient and include all intellectual property rights necessary for the Multiband Affiliates to lawfully operate their business as presently being operated; (g) no interest in any the Multiband Affiliates’ intellectual property assets has been assigned, transferred, licensed or sublicensed by the Multiband Affiliates to any Person other than the Multiband Affiliates or a Multiband Affiliate pursuant to this Agreement; (h) to the extent that any item constituting part of the Multiband Affiliates’ intellectual property assets has been registered with, filed in or issued by, any Governmental Body, such registrations, filings or issuances are listed on Schedule 5.15.1 and were duly made and remain in full force and effect; (i) to the Knowledge of Multiband and the Multiband Affiliates, there has not been any act or failure to act during the prosecution or registration of, or any other proceeding relating to, any of their intellectual property assets or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of their intellectual property assets; (j) to the extent any of the Multiband Affiliates’ intellectual property asset constitutes proprietary or confidential information, such information has been adequately safeguarded from disclosure; and (k) to the Knowledge of the Multiband Affiliates, all of the Multiband Affiliates’ current intellectual property assets will remain in full force and effect following the Closing without alteration or impairment.

5.16 Conflicting Interests. Except as set forth in Schedule 5.16, no present or former officer or director of the Multiband Affiliates has (a) any material interest in any property used in or pertaining to the business of the Multiband Affiliates; or (b) any contract, commitment, arrangement or understanding with the Multiband Affiliates or any Multiband Affiliate.

5.17 SEC Filings; Financial Statements.

5.17.1 Multiband and the Multiband Affiliates have filed all forms, reports, and documents to be filed with the SEC since March 2001 (collectively, the “Multiband SEC Reports”). As of the respective dates that they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), (a) each of the Multiband SEC Reports complied in all material respects with the requirements of the 1933 Act and the 1934 Act, as the case may be, and (b) none of the Multiband SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Multiband Affiliate is required to file any form, report, or other document with the SEC or any similar governmental entity or any national securities exchange or quotation service.

5.17.2 Each of the consolidated financial statements (including in each case any notes thereto) contained in the Multiband SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, or in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC), and each presents fairly, in all material respects, the consolidated financial position, results of operations, and cash of Multiband and its consolidated subsidiaries, as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments which would not reasonably be expected to be, individually or in the aggregate, material to the Multiband Affiliates taken as a whole). The most recent Multiband balance sheet contained in the Multiband SEC Reports as of June 30, 2008, is hereinafter referred to as the “Multiband Balance Sheet” and the date thereof is hereinafter referred to as the “Multiband Balance Sheet Date”.

5.17.3 Multiband has furnished to DTHC a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which were required to be filed, to agreements, documents, or other instruments that Multiband previously filed with the SEC pursuant to the 1933 Act and the 1934 Act.

5.17.4 Multiband is in compliance with (a) the applicable provisions of SOX, and (b) the applicable NASDAQ listing and corporate governance rules and regulations.

5.17.5 Multiband has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the 1934 Act). Such disclosure controls and procedures are sufficient to ensure that all information that is required to be disclosed by Multiband in the reports that it files or submits under the 1934 Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to Multiband’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of Multiband’s Chief Executive Officer and Chief Financial Officer required under the 1934 Act with respect to such reports.

5.17.6 Multiband has established and maintained internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the 1934 Act). Such internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There are no significant deficiencies or material weaknesses in the design or operation of Multiband’s internal controls, which could have a Multiband Material Adverse Affect with respect to Multiband’s ability to record, process, summarize, and report financial data. There is no fraud, whether or not material, that involves Multiband’s management or other Multiband employees who have a significant role in Multiband’s internal controls.

5.17.7 Since March 2005, Multiband has not received any oral or written notification of a “reportable condition” or “material weakness” in Multiband’s internal controls (as defined in the Statements of Auditing Standards 60, as in effect on the date hereof).

5.18 No Undisclosed Liabilities. The Multiband Affiliates have no liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise, except (a) those which are adequately disclosed in the Multiband Balance Sheet, and (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Multiband Balance Sheet Date and which would not reasonably be expected to have, individually or in the aggregate, a Multiband Material Adverse Affect. The Multiband Affiliates are not a party to, and do not have a commitment to become a party to, any joint venture, off-balance sheet partnership, or similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Multiband Affiliates, on the one hand, and an unconsolidated affiliates, including any structured finance, special purpose, or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a)(iv) of Regulation S-K).

5.19  Taxes.

5.19.1 Each of the Multiband Affiliates has duly and timely filed all Tax Returns required to have been filed by or with respect to the Multiband Affiliates and will duly and timely file all Tax Returns due between the date hereof and the Closing Date. Each such Tax Return correctly and completely reflects all liability for Taxes and all information required to be reported thereon. All Taxes owed by the Multiband Affiliates (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). Each of the Multiband Affiliates has adequately provided for, in its books of account and records, all Liability for all unpaid Taxes, being current Taxes not yet due and payable.

5.19.2 Each of the Multiband Affiliates has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records related thereto.

5.19.3 The statute of limitations for the assessment of income Taxes has expired for all periods prior to January 1, 2004. The Multiband Affiliates are not the beneficiaries of any extension of time within which to file any Tax Return, nor has any Multiband Affiliate made (or had made on its behalf) any requests for extension. The Multiband Affiliates have not waived (or is subject to a waiver) of any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

5.19.4 Schedule 5.19.4 indicates those Multiband Affiliates’ Tax Returns that have been audited and those Tax Returns that are currently the subject of audit. Except as set forth on Schedule 5.19, there is no material action now pending or threatened against or with respect to the Multiband Affiliates in respect of any Tax or any assessment or deficiency. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Multiband Affiliates’ assets. The Multiband Affiliates have delivered to DTHC and the DTHC Shareholder correct and complete copies of all Federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Multiband Affiliates.

5.19.5 Schedule 5.19.5 lists as of the date of this Agreement all jurisdictions in which the Multiband Affiliates currently file Tax Returns. No claim has been made by any Taxing Authority in any jurisdiction where the Multiband Affiliates do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

5.19.6 The Multiband Affiliates have not filed any consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local, or foreign income Tax law). None of the assets or properties of the Multiband Affiliates constitutes tax exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. The Multiband Affiliates are not parties to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code. The Multiband Affiliates have never been United States real property holding corporations within the meaning of Section 897(c)(2) of the Code. The Multiband Affiliates are not “foreign persons” within the meaning of Section 1445 of the Code. The Multiband Affiliates have not made any payments, and are not obligated to make any payments, or are parties to any agreement that under certain circumstances could obligate them or any one of them to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise tax to the recipient of such payments pursuant to Section 4999 of the Code.

5.19.7 The Multiband Affiliates have not been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement. The Multiband Affiliates have not received any ruling from any Tax Authority or have entered into (or is subject to) any agreement with a Taxing Authority. The Multiband Affiliates have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income Tax within the meaning of Section 6662 of the Code.

5.19.8 The Multiband Affiliates (a) have never been parties to a Tax allocation or sharing agreement or Tax indemnification agreement, (b) have never been members of an affiliated, consolidated, condensed, or unitary group, (c) have no liability for or obligation to pay Taxes of any other Person under Treas. Reg. Section 1.1502-6 (or any similar provision of Tax law), or as a transferee or successor, by contract or otherwise. The Multiband Affiliates are not parties to any joint venture, partnership, or other arrangement that is treated as a partnership for Federal income Tax purposes.

5.19.9 The Multiband Affiliates have not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

5.20 Absence of Certain Changes or Events. Since the Multiband Balance Sheet Date to the date of this Agreement:

(a) there has not been a Multiband Material Adverse Effect;

(b) the Multiband Affiliates have not amended or otherwise modified their articles of incorporation or other organizational instruments;

(c) the Multiband Affiliates have not declared, set aside, or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

(d) the Multiband Affiliates have not split, combined, or reclassified any of their securities, or issued, or authorized for issuance, any securities except for the grant of Multiband stock options and the issuance of shares of Multiband Common Stock upon exercise of Multiband stock options, in each case, in the ordinary course of business consistent with past practice;

(e) there has not been any material damage, destruction, or loss with respect to the property and assets of the Multiband Affiliates, whether or not covered by insurance;

(f) there has not been any revaluation of the Multiband Affiliates’ assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(g) the Multiband Affiliates have not made any change in accounting practices; or

(g) the Multiband Affiliates have not agreed, whether in writing or otherwise, to do any of the foregoing.

5.21 Completeness of Statements. No representation or warranty of the Multiband Affiliates herein, and no written statement or certificate furnished, or to be furnished, by or on behalf of the Multiband Affiliates to DTHC or its agents pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain on the Closing, any untrue statement of a material fact or omits or will omit to state a material fact necessary in light of the circumstances to make the statements contained herein or therein not misleading.

5.22 DTHC Matters. Multiband has been managing the operations of DTHC since November 13, 2007, pursuant to a Management Services and Transition Agreement dated as of that date and as amended, and Multiband does not have any knowledge that any of the representations and warranties of DTHC made in this Agreement are not true and correct in all material respects, or that there are any material errors in, or material omissions from, the DTHC Schedules.

SECTION 6. Covenants

6.1 Conduct of Business by DTHC. During the period from the date of this Agreement and continuing until the earlier of (a) the termination of this Agreement or (b) the consummation of the Second Closing:

6.1.1 DTHC shall, and it shall cause each of DTSW, DTNE, DTDC, JBM, and MMT to:

(a) carry on its business in the ordinary course consistent with past practice; and

(b) use its reasonable best efforts consistent with past practices and policies to keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and other having business dealings with it.

6.1.2 Except as expressly provided in this Agreement, DTHC shall not, and shall not take any action as shareholder to cause DTSW, DTNE, DTDC, JBM, and MMT to, without the prior written consent of Multiband and the DTHC ESOT:

(a) adopt or propose any amendment to any of DTHC, DTSW, DTNE, DTDC, JBM, and MMT’s Articles of Incorporation and other organizational instruments;

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any of DTHC, DTSW, DTNE, DTDC, JBM, and MMT’s securities;

(c) (i) issue or authorize the issuance of any DTHC, DTSW, DTNE, DTDC, JBM, or MMT securities;

(d) (i) other than pursuant to a currently existing written agreement or currently existing DTHC benefit plan in the amount required thereunder and other than payment of bonuses and increases in salaries or wage rates or fringe benefits to non-officer employees, contractors or consultants in the ordinary course of business consistent with past practice, (A) modify the compensation or benefits payable or to become payable by DTHC, DTSW, DTNE, DTDC, JBM, and MMT to any of their current or former directors, officers, employees, contractors or consultants, or (B) modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors, or consultants of DTHC, DTSW, DTNE, DTDC, JBM, and MMT other than as contemplated on Schedule 6.1.2(d)(i)(B), or (ii) enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will”), severance or termination agreement;

(e) establish, adopt, enter into, amend, or terminate any DTHC Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors, or consultants of DTHC, DTSW, DTNE, DTDC, JBM, and MMT except in the ordinary course of business;

(f) sell, lease, transfer or assign any property or assets of the DTHC, DTSW, DTNE, DTDC, JBM, and MMT other than (i) sales of inventory, and (ii) dispositions of property and assets that are not material, individually or in the aggregate, to DTHC, DTSW, DTNE, DTDC, JBM, and MMT, or in the ordinary course of business consistent with past practice,;

(g) except as indicated in Section 7.1.7 or Schedule 6.1.2(g) and other than borrowings in the ordinary course of business consistent with past practice pursuant to credit facilities existing on the date of this Agreement or the financing of ordinary course trade payables consistent with past practice, (i) assume, incur or guarantee any indebtedness, other than endorsements for collection in the ordinary course of business, or (ii) modify the terms of any existing indebtedness in any material respect;

(h) other than permitted liens and liens granted pursuant to credit facilities existing on the date of this Agreement in connection with borrowings permitted under subparagraph (g), pledge or permit to become subject to liens any properties or assets of DTHC, DTSW, DTNE, DTDC, JBM, and MMT;

(i) other than travel loans or advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person;

(j) not cancel any debts or waive any claims or rights of substantial value;

(k) other than in the ordinary course of business consistent with past practice or pursuant to the terms of this Agreement, (i) amend, modify or terminate, or waive, release, or assign any rights under, any material contract, (ii) enter into any contract which, if entered into prior to the date hereof, would have been required to be set forth in the Schedules attached to this Agreement;

(l) acquire, or agree to acquire, from any Person any assets, operations, business, or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any person, except in connection with (i) capital expenditures set forth in Schedule 6.1.2(l)(i), (ii) acquisitions of inventory and other tangible assets in the ordinary course of business consistent with past practice and (iii) acquisitions of assets, operations, businesses or securities set forth in Schedule 6.1.2(l)(iii), and other such acquisitions not to exceed One Million and No/100 Dollars ($1,000,000.00) in the aggregate;

(m) amend any DTHC stock option or any other similar plan, or authorize cash payments in exchange for any of the foregoing except to the extent necessary to comply with applicable law;

(n) except as indicated on Schedule 6.1.2(n), make any filings or registrations, with any governmental entity, except routine filings and registrations made in the ordinary course of business and filings made pursuant to this Agreement;

(o) take any actions outside the ordinary course of business;

(p) enter into or modify any agreement or arrangement with or make any payment or transfer to any current shareholder, director, or noteholder of DTHC or any of the DTHC Operating Entities (other than the DTHC ESOT), or any Multiband Affiliate, other than (i) the modification and payment of the subordinated shareholder debt in accordance with Section 8.16, (ii) payments of management fees to Multiband through the Closing Date in accordance with the current Management Services and Transition Agreement, and (iii) transfer of the DTHC Operating Entities’ Stock and Supplemental DTHC Operating Entities’ Stock to Multiband, and other actions and payments provided in this Agreement.

(q) other than as required by GAAP, make any changes in its accounting methods, principles or practices;

(r) make any tax election, change its method of Tax accounting or settle any claim relating to taxes;

(s) take any action or omit to do any act within its reasonable control which action or omission which is reasonable likely to result in any of the conditions to the transactions contemplated by the Agreement not being satisfied, except as may be required by applicable law; or

(t) agree, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding anything herein to the contrary, the parties acknowledge and agree that Multiband is currently operating the business of DTHC pursuant to a Management Services Agreement, and to the extent that any of the foregoing covenants of DTHC are breached by virtue of any action or inaction by Multiband (in its capacity as management services provider, or otherwise), it shall not constitute a breach by DTHC.

6.2 Conduct of Business by Multiband. During the period from the date of this Agreement and continuing until the earlier of (a) the termination of this Agreement pursuant to the terms hereof, or (b) the consummation of the Second Closing:

6.2.1 Each of the Multiband Affiliates shall (and after the Closing, shall cause DTSW, DTNE, DTDC, JBM, and MMT to):

(a) carry on its business in the ordinary course consistent with past practice; and

(b) use its reasonable best efforts consistent with past practices and policies to keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and other having business dealings with it.

6.2.2 During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the terms hereof, or the consummation of the Closing, except as expressly provided in this Agreement, the Multiband Affiliates shall not:

(a) adopt or propose any amendment to their Articles of Incorporation or other organizational instruments, except to authorize and issue the Multiband Series J Preferred Stock to DTHC in accordance with this Agreement;

(b) declare, set aside, or pay any dividend (except for preferred stock dividends paid monthly or quarterly in the ordinary course of business) or other distribution (whether in cash, stock or other property) with respect to any securities;

(c) (i) issue or authorize for issuance any securities, except the grant of Multiband stock options to newly hired non-officer employees in the ordinary course of business consistent with past practice and/or the issuance of shares of Multiband Common Stock and/or Preferred Stock upon the exercise of Multiband stock options, except as necessary to effectuate the terms of this Agreement, or (ii) make any change in the issued and outstanding securities, or redeem, purchase or otherwise acquire any securities other than the repurchase at cost from employees of Multiband Shares in connection with the termination of their employment pursuant to Multiband’s standard form of option/restricted shares agreement;

(d) establish, adopt, enter into, amend or terminate any Multiband Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of the Multiband Affiliates;

(e) other than (i) sales of inventory, and (ii) other dispositions of property and assets that are not material, individually or in the aggregate, to the Multiband Affiliates, taken as a whole, in each case in the ordinary course of business consistent with past practice, sell, lease, transfer or assign any property or assets of the Multiband Affiliates;

(f) other than borrowings in the ordinary course of business consistent with past practice pursuant to credit facilities existing on the date of this Agreement or the financing of ordinary course trade payables consistent with past practice, (i) assume, incur or guarantee any indebtedness, other than endorsements for collection in the ordinary course of business or pursuant to the terms of this Agreement, or (ii) modify the terms of any existing indebtedness if any material respect;

(g) other than permitted liens and liens granted pursuant to credit facilities existing on the date of this Agreement in connection with borrowings permitted under subparagraph (f), pledge or permit to become subject to liens any properties or assets of the Multiband Affiliates;

(h) other than travel loans or advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

(i) cancel any debts or waive any claims or rights of substantial value;

(j) other than in the ordinary course of business consistent with past practice, (i) amend, modify or terminate, or waive, release or assign any rights under, any material contract, (ii) enter into any contract which, if entered into prior to the date hereof, would have been required to be set forth in the Schedules attached to this Agreement;

(k) acquire, or agree to acquire, from any Person any assets, operations, business or securities or engage in, or agree to engage in, any merger, consolidation or other business combination with any person, except in connection with (i) capital expenditures set forth in Schedule 6.2.2(k)(i), (ii) acquisitions of inventory or other tangible assets in the ordinary course of business consistent with past practice and (C) acquisitions of assets, operations, businesses or securities set forth in Schedule 6.2.2(k)(ii), and other such acquisitions not to exceed One Million and No/100 Dollars ($1,000,000.00) in the aggregate;

(l) settle or compromise any litigation other than settlements or compromises of litigation where the settlement is limited solely to the release of claims and the monetary payment by the Multiband Affiliates does not exceed One Million and No/100 Dollars ($1,000,000.00) in the aggregate or Five Hundred Thousand and No/100 Dollars ($500,000.00) in any individual case;

(m) amend any Multiband stock option or any other similar plan, or authorize cash payments in exchange for any of the foregoing;

(n) make any filings or registrations, with any governmental entity, except routine filings and registrations made in the ordinary course of business and filings in connection with this Agreement;

(o) enter into or modify any agreement or arrangement with or make any payment or transfer to any current shareholder, director, or noteholder of DTHC (other than the DTHC ESOT), other than (i) entry into and performance under the Management Services Agreements and Executive Employment Agreements referenced in Section 8.10, in form approved by the Parties, and (ii) the modification and payment of the subordinated shareholder debt in accordance with Section 8.13 and 8.16.

(p) take any actions outside the ordinary course of business;

(q) other than as required by GAAP (as advised by its regular independent accounts), make any changes in its accounting methods, principles or practices;

(r) make any tax election, change its method of Tax accounting or settle any claim relating to taxes;

(s) take any action or omit to do any act within its reasonable control which action or omission which is reasonably likely to result in any of the conditions to the transactions contemplated by this Agreement not being satisfied, except as may be required by applicable law;

(t) amend the organizational documents, merge, or make any other organizational change to the DTHC Operating Entities; or

(u) agree, whether in writing or otherwise, to do any of the foregoing.

6.2.3 During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the terms hereof, or the consummation of the Second Closing, except as expressly provided in this Agreement, the Multiband Affiliates shall not (and after the Closing shall not cause suffer or permit the DTHC Operating Entities to) take any of the actions described in subsections (a), (b), (c), (d), (o), or (t) of the above Section 6.2.2 other than (i) the grant of stock options or restricted stock to new or existing employees or members of the Board of Directors of Multiband as permitted under option plans approved by Multiband shareholders prior to the date of this Agreement, (ii) changes to the medical, dental, life and other employee welfare benefit plans within the meaning of Section 3(1) of ERISA sponsored by Multiband in the ordinary course of business,(iii) name changes of the Operating Entities and (iv) and action approved by the shareholders of DTHC following a request by Multiband indicating the business rationale for such action.

6.3 Meeting of DTHC Shareholders

6.3.1 As promptly as practicable, prior to the Closing, DTHC shall take all action necessary under the laws of Delaware and its Articles of Incorporation and other organizational instruments to hold a properly called meeting of its shareholders to consider the adoption of this Agreement and the approval of the transactions contemplated herein, including the sale of the DTHC Operating Entities’ Stock and the Supplemental DTHC Operating Entities’ Stock. The DTHC shareholders (except for the ESOT) who are executing this Agreement agree to vote in favor of the Agreement and the transactions contemplated herein.

6.3.2 The Board of Directors of DTHC shall recommend that the DTHC shareholders vote in favor of the adoption of this Agreement. Neither the Board of Directors of DTHC nor any committee thereof shall effect any change of recommendation, provided, however, that the foregoing shall not prohibit the Board of Directors of DTHC from fulfilling its fiduciary dates and disclosure to its shareholders under applicable law.

6.4 Access to Information. Subject to the terms of the confidentiality provisions of the Letter of Intent (the “Confidentiality Agreement”), each of Multiband and DTHC shall, and shall cause the Multiband Affiliates and each of DTSW, DTNE, DTDC, JBM, and MMT to, afford to the other party’s officers, directors, employees, accountants, counsel and other agents (“Representative(s)”) reasonable access to its properties, assets and records during the period prior to the Closing Date to obtain all information concerning its business as such other party may reasonable request. Each of Multiband and DTHC shall furnish to the other Party as may be reasonably requested all such documents and copies of documents and records and information with respect to itself and the Multiband Affiliates and DTSW, DTNE, DTDC, JBM, and MMT. Nothing in this Section 6.4 shall require Multiband or DTHC, as the case may be, to provide any access, or to disclose any information, if permitting such access or disclosing such information would (a) violate applicable law, (b) violate any of its obligations with respect to confidentiality (provided that each party shall, upon the request of the other party, use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure), or (c) result in the loss of attorney-client privilege (provided that each party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). Each of Multiband and DTHC shall have access to officers and directors to obtain reasonable information from the other Party regarding its business on a regular basis prior to Closing.

6.5 Regulatory Approvals.

6.5.1 Each of DTHC and Multiband shall promptly apply for, and take all reasonable necessary actions to obtain or make, as applicable, all authorizations, orders, declarations and filings with, and notices to, any Governmental Body or other Person required to be obtained or made by it for the consummation of the transactions contemplated hereby. Each Corporate Party shall cooperate with and promptly furnish information to the other Corporate Party necessary in connection with any requirements imposed upon such other Corporate Party in connection with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, each of DTHC and Multiband shall, if necessary, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than thirty days prior to the Closing, file (a) with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (“DOJ”) the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the Hart-Scott-Rodino Act (the “HSR Act”), which forms shall specifically request early termination of the waiting period prescribed by the HSR Act; and (b) with any other Governmental Body, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any other antitrust laws. Each of DTHC and Multiband shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that may be necessary under the HSR Act. DTHC and Multiband shall be equally responsible for all filing and other similar fees payable in connection with such filings, and for any local counsel fees.

6.5.2 Each of DTHC and Multiband shall use its reasonable best efforts to obtain promptly any clearance required under the HSR Act for the consummation of the transactions contemplated hereby. Each of DTHC and Multiband shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other Governmental Body and shall comply promptly with any such inquiry or request. Each of the DTHC and Multiband shall give the other reasonable prior notice of any communication with, and any proposed understanding or agreement with, any governmental entity regarding any authorizations, orders, declarations and filings with, and notices to, any governmental entity, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any governmental entity with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, (a) neither DTHC nor Multiband shall be required to (i) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of their or their respective affiliates’ assets, or (ii) consent to any other structural or conduct remedy or enter into any settlement or agree to any order regarding antitrust matters respecting the transactions contemplated by this Agreement, and (b) neither DTHC nor Multiband nor any of their respective affiliates shall have any obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Body or any other Person respecting the transactions contemplated by this Agreement; provided, however, that each of DTHC and Multiband shall both promptly respond to the DOJ or the FTC to any request for additional information.

6.5.3 Each of DTHC and Multiband shall instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and the expiration of the applicable HSR Act waiting period at the earliest practicable dates. Such reasonable best efforts and cooperation include counsel’s undertaking (a) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Body, and (b) to confer with each other regarding appropriate contacts with and response to personnel of any governmental entity.

6.6 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Multiband and DTHC. Thereafter, each of Multiband and DTHC shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement without the prior consent of the other Corporate Parties (such consent not to be unreasonably withheld or delayed); provided that a Corporate Party may, without such consent (but after prior consultation to the extent practicable in the circumstances), issue such press releases and make such public statements that it believes are required by applicable law or the rules of the NASDAQ Stock Market or required by applicable law. Notwithstanding the foregoing, a Corporate Party may make public statements in response to questions from the press, analysts, investors and make internal announcements to employees, so long as such statements and announcements are consistent with previous press releases or public statements made jointly by Multiband and DTHC and do not violate the terms of the Confidentiality Agreement.

6.7 Notification of Certain Matters. Each of Multiband and DTHC shall give prompt notice to the other Corporate Party of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or would reasonable be expected to have a Multiband Material Adverse Effect or a DTHC Material Adverse Effect, as applicable, (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein, (c) the failure of any condition precedent to its obligations, (d) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with this Agreement or the transactions contemplated herein, (e) any notice or other communication from any governmental entity in connection with the Agreement or the transactions contemplated herein; provided, however, that (i) the delivery of any notice pursuant to this Section 6.7 shall not prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (ii) disclosure by Multiband or DTHC shall not be deemed to amend or supplement the DTHC Disclosure Schedules or Multiband Disclosure Schedule or constitute an exception to any representation or warranty.

6.8 Registration Rights Agreement. The Parties agree to enter into the Registration Rights Agreement with respect to the Multiband Series J Preferred Stock in favor of DTHC in the form set forth on Schedule 3.3.6 attached hereto.

6.9 Supplemental DTHC Operating Entities’ Stock Purchase.

6.9.1 As promptly as practicable after the Closing, and pursuant to Section 2.4 of this Agreement, Multiband shall take all action necessary under the laws of Minnesota and its Articles of Incorporation and other organizational instruments to hold a properly called meeting of its shareholders to consider the approval of the creation of and issuance of the Multiband Series J Preferred Stock, and any other matters to be approved by the Multiband shareholders in connection with the transactions contemplated hereby. Multiband shall solicit from its shareholders proxies in favor of the approval of the creation of and issuance of the Multiband Series J Preferred Stock, and shall take all other actions necessary or advisable to secure the vote of its shareholders required by the rules of the NASDAQ Stock Market and applicable law, to obtain such approvals within the time required by this Agreement, including but not limited to obtaining the audited and interim financial information required for such purpose. The Multiband shareholders who are executing this Agreement agree to vote in favor of this Agreement and the transactions contemplated herein. Multiband will provide DTHC a draft of its proxy statement for review and approval no later than June 30, 2009. Multiband shall complete and file its complete proxy statement (including financial statements of Multiband and DTHC Operating Entities as necessary in connection with such filing) by no later than October 31, 2009.

6.9.2 (a) Multiband’s Board of Directors shall approve the creation and the issuance of the Multiband Series J Preferred Stock to DTHC, and shall recommend to Multiband’s shareholders to approve the creation and the issuance of the Multiband Series J Preferred Stock to DTHC, and any other matters necessary or desirable to consummate the transactions contemplated by this Agreement; and (b) the Board of Directors of Multiband shall not effect any change of recommendation, provided, however, that the foregoing shall not prohibit the Board of Directors of Multiband from fulfilling its fiduciary dates and disclosure to its shareholders under applicable law.

6.9.3 If Multiband does not obtain the requisite shareholder approval of the issuance of the Multiband Series J Preferred Stock and/or otherwise does not issue the Multiband Series J Preferred Stock to DTHC on or before December 31, 2009, for any reason, then in addition to any other remedies that DTHC may have, the interest rate on the Multiband Secured Promissory Note shall be adjusted upwards by two percentage points (2%) per calendar quarter, beginning January 1, 2010, until Multiband purchases the Supplemental DTHC Operating Entities’ Stock and issues the Multiband Series J Preferred Stock to DTHC. Notwithstanding any of the above, the interest rate on the Multiband Secured Promissory Note shall never exceed a per annum interest rate of eighteen percent (18%).

6.9.4 The closing for the purchase and sale of the Supplemental DTHC Operating Entities’ Stock (the “Second Closing”) shall take place within thirty (30) days after Multiband obtains the requisite shareholder approval for the creation and issuance of the Multband Series J Preferred Stock and the purchase of the Supplemental DTHC Operating Entities’ Stock; but in no event later than December 31, 2009.

(a) At the Second Closing, DTHC shall deliver to Multiband the certificates representing the Supplemental DTHC Operating Entities’ Stock, and executed stock powers with respect thereto;

(b) At the Second Closing, Multiband shall (i) issue and deliver to DTHC original stock certificates representing $10,000,000 of duly authorized and issued Multiband Series J Preferred Stock, (ii) deliver to DTHC certified articles of incorporation of Multiband, certified by the Delaware Secretary of State as of a recent date, and certified resolutions of the Board of Directors of Multiband adopting the Certificate of Designations with respect to the Multiband Series J Preferred Stock, having the rights and preferences provided in this Agreement;

(c) No other document requirements or contingencies shall apply to the Second Closing, except as described above or otherwise agreed between the Parties.

6.10 Payment of Distributions. Multiband agrees to pay to DTHC twenty percent (20%) of the net income of each of DTSW, DTNE, DTDC, JBM, and MMT every quarter, with net income calculated (i) by excluding from deductions to net income fifty percent (50%) of any FLSA expenses and (ii) prior to any deductions from income due to payment of management services fees, or indemnification pursuant to this Agreement by DTSW, DTNE, DTDC, JBM, MMT, or Multiband’s other affiliates, in accordance with a payment schedule, calculation formula and procedures to be agreed by the Parties prior to the Closing.  These payments shall continue until consummation of the Second Closing, subject to approval of MB Financial Bank which shall be obtained by Closing; provided that any restrictions on current payment of these distribution payments imposed by MB Financial Bank shall be subject to the consent of DTHC and the DTHC ESOT.

6.11 Insurance Coverage. DTHC agrees to obtain by the Closing, and thereafter maintain, directors’ and officers, ERISA fiduciary, and insurance policies covering DTHC’s Board of Directors, officers, and North Star Trust Company as Trustee of the DTHC ESOP that provides coverage for the foregoing with respect to this Agreement, the transactions contemplated herein, and the loss contingencies listed on Schedule 6.13, attached hereto, provided that such insurance can be obtained on commercially reasonable terms. Multiband and the DTHC Affiliates agree to pay or reimburse DTHC for the premiums for such insurance for a six-year period following the Closing Date, provided that the aggregate premium payment paid or reimbursed is less than Two Hundred Thousand and No/100 Dollars ($200,000.00) per year.

6.12 Successor Trustee. DTHC agrees that in the event that it replaces North Star Trust Company as trustee of the DTHC ESOP it shall only be with an independent third party institutional or other independent trustee.

6.13 Management Rights. As of the Closing, Multiband and DTHC shall enter into a Management Rights Agreement acceptable to the Parties, providing DTHC with sufficient management rights so that DTHC can qualify as a Venture Capital Operating Company within the meaning of ERISA. At a minimum, such agreement shall contain the rights described on Schedule 6.13.

6.14 Directors and Officers. The Corporate Parties agree that as of Closing, each of the directors and officers of DTSW, DTNE, DTDC, JBM, and MMT immediately prior to the Closing shall be treated as resigning and Multiband shall act to appoint the directors and officers of DTSW, DTNE, DTDC, JBM, and MMT, respectively, each to hold office until their respective death, permanent disability, resignation or removal or until his or her respective successor is duly elected and qualified, all in accordance with the Articles of Incorporation and Bylaws of each of DTSW, DTNE, DTDC, JBM, and MMT and applicable Law.

6.15 Management Services and Transition Agreement.  At the Closing, that certain Management Services and Transition Agreement, by and between DTHC and Multiband and dated as of November 1, 2007, and as amended by the parties thereto, will be terminated and shall no longer have any force or effect, pursuant to a termination agreement mutually acceptable to the Parties.

6.16 Financing. Within twelve (12) months after the Closing, Multiband shall obtain a binding commitment from a financial institution of its choice for a loan (on terms and conditions reasonably acceptable to the Parties) of a sufficient dollar amount for Multiband to finance its operations subsequent to the Closing until the Multiband Secured Promissory Note is paid in full.

6.17 Repurchase Obligation Study. Prior to the Closing, DTHC shall obtain a repurchase obligation study by an independent repurchase liability consultant that shall be reasonably satisfactory to the Trustee.

SECTION 7. General Conditions to the Closing

7.1 The obligations of DTHC and Multiband to consummate the purchase and sale of the DTHC Operating Entities’ Stock are subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived by mutual agreement of the Parties:

7.1.1 DTHC Shareholder Approval. The DTHC shareholders’ approval of this Agreement and the transactions contemplated herein shall have been obtained.

7.1.2 Hart-Scott-Rodino Filing and Approval. If the Corporate Parties have filed notifications pursuant to the HSR Act, the waiting period applicable to the consummation of the transactions contemplated herein under the HSR Act shall have expired or been terminated.

7.1.3 Governmental Body Approvals. All authorizations and orders of, declarations and filings with, and notices to any Governmental Body required to permit the consummation of the transactions contemplated herein shall have been obtained or made and shall be in full force and effect.

7.1.4 Legality. No temporary restraining order, preliminary or permanent injunction, or other order preventing the consummation of the transactions contemplated herein shall be in effect. No law shall have been enacted or shall be deemed applicable to this Agreement or the transactions contemplated herein which makes the consummation of the transactions contemplated herein illegal.

7.1.5 Litigation. No action shall be pending or threatened before any court or other Governmental Body, in each case that has a reasonable likelihood of success, (a) seeking to prevent consummation of the transactions contemplated herein or seeking to obtain from Multiband or DTHC damages that are material in relation to the Multiband Affiliates, taken as a whole, or DTHC, DTSW, DTNE, DTDC, JBM, and MMT, taken as a whole, as the case may be, (b) seeking to impose any material limitation on the right of Multiband to control DTSW, DTNE, DTDC, JBM, and MMT, (c) seeking to restrain or prohibit Multiband’s or DTHC’s ownership or operation (or that of the Multiband Affiliates or DTSW, DTNE, DTDC, JBM, and MMT) or any portion of the business or assets of the Multiband Affiliates, taken as a whole, or of DTHC, DTSW, DTNE, DTDC, JBM, and MMT, taken as a whole, or to compel DTHC or Multiband or any of the Multiband Affiliates or DTSW, DTNE, DTDC, JBM, and MMT to dispose of or hold separate any portion of the business or assets of the Multiband Affiliates, taken as a whole, or of DTHC, DTSW, DTNE, DTDC, JBM, and MMT, taken as a whole, and if such business or assets relate to DTHC, DTSW, DTNE, DTDC, JBM, or MMT, such business or assets are material to the financial condition, results of operations or prospects of DTHC, DTSW, DTNE, DTDC, JBM, and MMT, taken as a whole, and if such business or assets relate to the Multiband Affiliates, such business or assets are material to the financial condition, results of operations or prospects of the Multiband Affiliates, taken as a whole.

7.1.6 Due Diligence. Each Party shall have been satisfied in its reasonable discretion with their due diligence review and inspections of the business, operations, assets and records of the other Parties with respect to the operation of the other Parties and the transactions contemplated by this Agreement.

7.1.7 Financing. Multiband, DTHC, DTSW, DTNE, DTDC, JBM, and MMT shall have entered into a mutually acceptable financing arrangement with MB Financial Bank, N.A. (“MB Financial”), DTHC’s current lender, that 1) extends the time for repayment of the outstanding debt due by DTHC to MB Financial N.A. by at least twenty-four (24) to thirty-six (36) months from the Closing with a commercial reasonably per annum interest rate, 2) modifies the restrictive covenants currently in place with respect to such financing in a manner reasonably acceptable to Multiband and DTHC, and 3) provides for Multiband’s guarantee of all outstanding debt, including accrued but unpaid interest, due by DTHC to MB Financial before final payment of such debt (the “Guaranty”), and 4) releases DTHC from all obligations to MB Financial or any Person with respect to the repayment of such debt. In addition, DTHC shall have received evidence reasonably satisfactory to DTHC that Multiband and its subsidiaries will, after the Closing, have sufficient working capital and committed financing to finance their operations subsequent to the Closing (including for the payment of debt and preferred dividends) until the Multiband Secured Promissory Note is paid in full.

7.1.8 Solvency Opinion. DTHC’s board of directors, and the Trustee of the DTHC ESOT, shall have received a solvency opinion, in form and substance reasonably acceptable to them, as to the solvency of DTHC both prior to and giving effect to the transactions contemplated herein.

SECTION 8. Conditions Precedent to DTHC’s Obligation to Close the Transactions Contemplated by this Agreement.

The obligations of DTHC to close the purchase and sale of the DTHC Operating Entities’ Stock are subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived in whole or in party by DTHC in its sole discretion:

8.1 The representations and warranties of Multiband set forth in this Agreement shall have been true and correct at and as of the date hereof (without giving effect to any Multiband Material Adverse Effect qualifications and other qualifications based on the word “material” or similar phrases set forth therein) and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, except where the failure of such representations and warranties to be true and correct (without giving effect to any Multiband Material Adverse Effect qualifications and other qualifications based on the word “material” or similar phrases set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Multiband Material Adverse Effect. DTHC shall have received a certificate dated as of the Closing Date signed on behalf of Multiband by the President of Multiband to such effect.

8.2 Multiband shall have performed, or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date. DTHC and each of the DTHC Shareholders shall have received a certificate signed on behalf of DTHC by the President of DTHC to such effect.

8.3 There shall not have occurred any event, occurrence or change that has had, or would reasonably be expected to have, a Multiband Material Adverse Effect.

8.4 The third party consents set forth on Schedule 8.4 shall have been obtained.

8.5 DTHC and each of the DTHC Shareholders shall have received the deliveries set forth in Section 3.3.

8.6 DTHC shall have provided to North Star Trust Company a Proxy Statement reasonably acceptable to North Star Trust Company for inclusion in the information distributed to the DirecTECH Holding Company ESOP and the DirecTECH Holding Company EIAP (collectively, the “DTHC ESOP”) Participants by North Star Trust Company and North Star Trust Company shall have afforded the DTHC ESOP Participants an opportunity of at least twenty calendar days to direct North Star Trust Company with respect to the transactions contemplated by this Agreement based upon the number of allocated shares of DTHC common stock held in their DTHC ESOP Stock Accounts after reviewing direction pass-through materials prepared and distributed by North Star Trust Company regarding the transactions contemplated by this Agreement (DTHC shall provide North Star Trust Company audited financial statements of DTHC to include in the direction pass-through materials). Furthermore, North Star Trust Company shall have determined that approval of the transactions contemplated by this Agreement are prudent and in the best interests of the DTHC ESOP Participants.

8.7 All actions, proceedings, instruments and documents required to enable the Multiband Affiliates to perform this Agreement or matters incident thereto (other than matters for which DTHC is responsible under the terms of this Agreement), and all other legal matters not relating to a default by DTHC of its obligations hereunder, shall have been duly taken, satisfied, executed or delivered, as the case may be, to the reasonable satisfaction of DTHC.

8.8 The Multiband Affiliates’ and DTHC’s and the DTHC Operating Entities’ Boards of Directors shall have approved this Agreement and all other transactions contemplated hereby.

8.9 North Star Trust Company shall have received an opinion letter, from the ESOT Independent Appraiser, dated as of the Closing Date and in form and substance satisfactory to it, that includes a determination that (a) the consideration being paid by Multiband for the DTHC Operating Entities’ Stock is not less than fair market value for such stock, as the term “fair market value” is used in the context of Section 3(18)(B) of ERISA, and the “adequate consideration” regulations hereunder, and (b) the transactions contemplated hereby and any and all related transactions and events provided for pursuant to this Agreement, are fair to the ESOT from a financial standpoint. North Star Trust Company shall have determined that completion of the transactions contemplated by this Agreement are prudent and in the best interests of the DTHC Plans’ participants.

8.10 Multiband shall have entered into or assumed existing Management Services Agreements and Executive Employment Agreements (as amended) for (at a minimum) J. Basil Mattingly, Henry E. Block, Bernard J. Schafer, Thomas A. Beaudreau, in form and substance satisfactory to the Parties.

8.11 Multiband and DTHC shall have amended the financial and debt instruments referred to in Section 7.1.7 in a manner mutually acceptable to Multiband and DTHC.

8.12 DTHC shall have been satisfied in its reasonable discretion with its due diligence review and inspections of the business, operations assets and records of the Multiband Affiliates with respect to the operation of the Multiband Affiliates and the transactions contemplated hereby; provided, however, that if DTHC does not deliver to the Multiband Affiliates a written notice of termination of this Agreement as a result of such due diligence review and the review of the Disclosure Schedules on or before the later of (a) the fifth day after final delivery of the Disclosure Schedules, or (b) seven (7) days prior to the Closing Date, then this condition shall be deemed to have been fulfilled.

8.13 DTHC, the DTHC Affiliates, and DTHC’s shareholders and debtholders shall have mutually agreed upon the terms for repaying DTHC’s existing subordinated debt going forward.

8.14 DTHC shall have sufficient projected working capital, per projections reasonably satisfactory to DTHC, to operate without being insolvent following the Closing Date.

8.15 Multiband and DTHC shall have reconciled all DTHC and DTHC Affiliates intercompany accounts relative to their balances on September 30, 2008, and adjusted the dollar amount of the Multiband Secured Promissory Note accordingly based upon any increases or decreases in such accounts since September 30, 2008 in a manner mutually satisfactory to DTHC and Multiband.

8.16 The principal amount of subordinated debt by DTHC to BMM, Schafer, and Block, and to Bilyeu Bucks LLC, Woody D. Bilyeu, and the Bruister Family Limited Liability Company (the “Participating Noteholders”) shall be reduced by an aggregate amount of Four Million Eight Hundred Thirty-Six Thousand Nine Hundred Thirty-One and 01/100 Dollars ($4,836,931.01), with the respective amounts of reduction to each of the Participating Noteholders subordinated debt to be mutually agreed upon among the Participating Noteholders, and the promissory notes evidencing such subordinated debt shall be amended accordingly, in a manner reasonably satisfactory to the Parties.

8.17 Multiband and DTHC shall have transferred the leases on any equipment used by the Operating Entities to the Operating Entities on market-based terms that release DTHC from any obligations with respect to such equipment.

8.18 The Operating Entities shall have entered into mutually agreeable written triple net lease that imposes no economic obligations on DTHC with the owners of real property in which the Operating Entities primary operational facilities exist, with lease terms for a minimum of five (5) years from Closing, a renewal option for a minimum of an additional five (5) years and lease payments that adjust not less frequently than every eighteen (18) months based on a mutually acceptable economic index.

SECTION 9. Conditions to Obligation of Multiband to Effect the Transactions.

The obligations of Multiband to close the purchase and sale of the DTHC Operating Entities’ Stock are subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by Multiband in its sole discretion:

9.1 The representations and warranties of DTHC set forth in this Agreement shall have been true and correct at and as of the date hereof (without giving effect to any DTHC Material Adverse Effect qualifications and other qualifications based on the word “material” or similar phrases set forth therein) and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, except where the failure of such representations and warranties to be true and correct (without giving effect to any DTHC Material Adverse Effect qualifications and other qualifications based on the word “material” or similar phrases set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a DTHC Material Adverse Effect. Multiband shall have received a certificate dated the Closing Date signed on behalf of DTHC by the President of DTHC to such effect.

9.2 DTHC shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Multiband shall have received a certificate signed on behalf of DTHC by the President or Chief Financial officer of DTHC to such effect.

9.3 There shall not have occurred any event, occurrence or change that has had, or would reasonably be expected to have, a DTHC Material Adverse Effect.

9.4 The third party consents set forth on Schedule 9.4 attached hereto shall have been obtained.

9.5 Multiband shall have received the deliveries set forth in Section 3.2.

9.6 DTHC shall have returned and cancelled the MMT Promissory Note, which is being replaced by the Multiband Subordinated Promissory Note.

SECTION 10. Survival.

The representations, warranties, covenants, and agreements included in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing as provided in Section 12.1.

SECTION 11. Termination.

11.1 This Agreement may be terminated at any time by any Party:

11.1.1 Upon material breach of this Agreement by any other Party;

11.1.2 By the written agreement of Multiband and DTHC;

11.1.3 By Multiband, or DTHC, by written notice to the other Parties if the transactions contemplated to occur at the Closing shall not have been consummated pursuant hereto by 5:00 p.m. P.S.T. on January 1,, 2009, unless such date shall be extended by the mutual written consent of Multiband and DTHC; provided, however, that no Party may give such notice if its breach of this Agreement has precluded the consummation of this Agreement;

11.1.4 By a failure to satisfy fully any of the conditions precedent benefiting such Party at or prior to the Closing; or

11.1.5 If the DTHC shareholders’ approval shall not have been obtained at the DTHC shareholders’ meeting or any adjournment or postponement thereof.

11.2 In the event of the termination of this Agreement pursuant to this Section 11., this Agreement shall be void, without any liability to any Party in respect hereof or of the transactions contemplated hereby on the part of any Party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, attorneys, stockholders or shareholders except as set forth in Section 11.3; provided, however, that the provisions of Section 6.6, Section 11.3 and Sections 6, 7, 10, 13, and 15.4 and 15.5 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

11.3 Remedies. Any Corporate Party terminating this Agreement pursuant to Section 11.1 shall have the right to recover damages sustained by such Party as a result of any breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other Party to terminate the Agreement under Section 11.1.

SECTION 12. Indemnification; Remedies

12.1 Survival and Right to Indemnification. All representations, warranties, covenants, and obligations in this Agreement, the certificates delivered pursuant to Section 3. of this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated herein indefinitely, subject to the provisions of Section 12.4; provided, however, that representations and warranties with respect to tax and securities law matters shall survive for the applicable statutes of limitations. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

12.2 Indemnification and Payment of Damages by Multiband, DTSW, DTNE, DTDC, JBM and MMT. Multiband (and after the Closing, each of DTSW, DTNE, DTDC, JBM, and MMT) will indemnify and hold harmless DTHC and its employees, officers, directors, the former individual members of the Trust’s (and its predecessor’s) Board of Trustees, and shareholders (collectively, the “DTHC Indemnified Persons”) for, and will pay to the DTHC Indemnified Persons Damages arising, directly or indirectly, from or in connection with:

12.2.1 any breach in any respect of any representation or warranty made by Multiband in this Agreement or any other certificate or document delivered by Multiband or its directors or officers pursuant to this Agreement;

12.2.2 any breach in any representation or warranty made by Multiband in this Agreement as if such representation or warranty were made on and as of the Closing Date;

12.2.3 any liabilities with respect to the operations of the DTHC Affiliates at or after the Closing Date;

12.2.4 any breach by Multiband of any covenant or obligation of Multiband in this Agreement;

12.2.5 the DTHC Affiliates’ litigation involving class action suits pertaining to wage and hour law applications and violations pending as of the Closing Date (the “FLSA Litigation”), the expense of which shall ultimately be borne equally by DTHC and Multiband; provided, however, that prior to the dismissal or final settlement of each of the claims included within the FLSA Litigation, the Parties agree that ongoing legal and professional fees and expenses pertaining to these succinct activities on and after the Closing Date shall be expressly borne by the DTHC Operating Entities. At the time of a final disposition of any given FSLA litigation, Multiband shall have the right to offset 50% of the expense paid by it and/or the “Operating Entities” on or after the closing date related to the FLSA Litigation against the Multiband Secured Promissory Note. The aforementioned expense shall include but not be limited to legal and professional fees and expenses, settlement amounts, judgments, and/or any other expense directly related to the FLSA litigation; and

12.2.6 the liabilities described in Section 3.3.8 of this Agreement.

The remedies provided in this Section 12.2 will not be exclusive of or limit any other remedies that may be available to the DTHC Indemnified Persons. The indemnification obligations under this Section shall be secured obligations under the Loan and Pledge Agreement and the Security Agreement, and guarantied under the Guaranty.

12.3 Indemnification and Payment of Damages by DTHC. DTHC will indemnify and hold harmless Multiband and its employees, officers, directors, and shareholders (collectively, the “Multiband Indemnified Persons”), and will pay to the Multiband Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

12.3.1 any breach in any respect of any representation or warranty made by DTHC in this Agreement or any other certificate or document delivered by DTHC pursuant to this Agreement;

12.3.2 any breach in any representation or warranty made by DTHC in this Agreement as if such representation or warranty were made on and as of the Closing Date; and

12.3.3 any breach by DTHC of any covenant or obligation of DTHC in this Agreement.

12.4 Time Limitations. If the Closing occurs, Multiband, DTSW, DTNE, DTDC, JBM, and MMT will have no liability (for indemnification or otherwise) with respect to any matter specified in Sections 12.2.1, 12.2.2, or 12.2.4 (with respect to covenants to be complied with on or prior to the Closing Date) unless on or before the eighteen month anniversary of the date hereof DTHC notifies Multiband of a claim relating to a matter specified in Sections 12.2.1, 12.2.2, or 12.2.4 (with respect to covenants to be complied with on or prior to the Closing Date), specifying the factual basis of that claim in reasonable detail to the extent then known by DTHC. If the Closing occurs, DTHC will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or any covenant or obligation to be performed and complied with on or prior to the Closing Date, unless on or before the eighteen month anniversary of the date hereof Multiband notifies DTHC of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Multiband. Notwithstanding the foregoing, each of DTHC and Multiband shall be liable to the other Party with respect to any Damages arising out of or related to representations and warranties with respect to tax and securities law matters and covenants to be complied with after the Closing Date until the expiration of the applicable statutes of limitations, and shall be liable without any time limitation with respect to matters involving title to stock, capitalization, capital structure (including the representations under Section 5.3), environmental matters, and matters involving fraud or willful misrepresentation. Nothing herein shall limit the obligations under the Loan and Pledge Agreement, Security Agreement, Multiband Secured Promissory Note, Guaranty, Registration Rights Agreement, Management Services Agreement, and other agreements entered into as of the Closing.

12.5 Limitations. If the Closing occurs, DTHC shall have no liability (for indemnification or otherwise) under this Agreement, with the exception of the FSLA litigation and in the manner described in Section 12.2.5 of this Agreement only, unless the total of all Damages with respect to such matters is at least Four Hundred Thousand and No/100 Dollars ($400,000.00), it being understood that such Four Hundred Thousand and No/100 Dollars ($400,000.00) amount is to serve as a “tipping basket” (for example, once the indemnity claims for which DTHC would, but for the provisions of this paragraph 12.5, be liable reach Four Hundred Thousand and No/100 Dollars $400,000.00, DTHC would then be liable for the full Four Hundred Thousand and No/100 Dollars ($400,000.00)). If the Closing occurs, DTHC shall have no liability (for indemnification or otherwise) under this Agreement in excess of One Million Dollars ($1,000,000), it being understood that such One Million Dollars ($1,000,000.00) amount is to serve as a total rather than a “per claim” figure.

The amount of any Damages shall be reduced or reimbursed, as the case may be, by any amount received by the indemnified Person or Party with respect thereto under any insurance coverage or for any other party alleged to be responsible therefor. If an indemnified person receives an amount under insurance coverage with respect to Damages at any time subsequent to any indemnification provided by an indemnifying party, then such indemnified Person shall promptly reimburse the indemnifying Party for any payment made or expense incurred by such party in connection with providing such indemnification up to such amount received by the indemnified Person.

Any indemnification payments required to be made hereunder with respect to any matter shall be reduced by the amount of any economic benefits (including, income tax benefits) that are readily quantifiable and can be demonstrated to have been received by the Indemnified Person as a result of the same matter.

Nothing herein shall limit the obligations under the Loan and Pledge Agreement, Security Agreement, Multiband Secured Promissory Note, Registration Rights Agreement, Management Services Agreement, and other agreements entered into as of the Closing pursuant to this Agreement.

12.6 Procedure For Indemnification — Third Party Claims. Promptly after receipt by an indemnified Person or Party under Sections 12.2 and 12.3 of this Agreement of notice of the commencement of any proceeding against it, such indemnified or Party will, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of the commencement of such claim.

If any proceeding referred to in this Section 12.6 is brought against an indemnified Person or Party and it gives notice to the indemnifying Party of the commencement of such proceeding, the indemnifying Party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying Party is also a party to such proceeding and the indemnified Person or Party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying Party fails to provide reasonable assurance to the indemnified Person or Party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding and, after notice from the indemnifying Party to the indemnified Person or Party of its election to assume the defense of such proceeding, the indemnifying Party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 12.6 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified Person or Party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying Party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; and (ii) the indemnified Person or Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying Party of the commencement of any proceeding and the indemnifying Party does not, within ten (10) business days after the indemnified Person or Party’s notice is given, give notice to the indemnified Person or Party of its election to assume the defense of such proceeding, the indemnifying Party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified Person or Party. If any indemnified Person or Party or indemnifying Party disagrees with the manner in which the other is applying this Section 12.6, such party shall be entitled to, upon notice to the other, specifying in reasonable detail the basis for any such disagreement, an expedited resolution of such dispute in accordance with the procedures set forth in Section 15.5 of this Agreement.

The indemnifying Party hereby consents to the non-exclusive jurisdiction of any court in which a proceeding is brought against any indemnified Person or Party for purposes of any claim that an indemnified Person or Party may have under this Agreement with respect to such proceeding or the matters alleged therein, and agrees that process may be served on the indemnifying Party with respect to such a claim anywhere in the world.

12.7 Procedure For Indemnification — Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

12.8 Payment of Indemnification Obligations. Except as set forth in Section 12.5 of this Agreement, all indemnification amounts payable to any Person or Party hereto in connection with a claim for indemnification pursuant to this Section 12 shall be effected immediately upon determination of the amount of the indemnification liability by payment of cash or delivery of a cashier’s check in the amount of the indemnification liability.

SECTION 13. Further Assurances.

The Parties agree to execute and deliver all such other instruments and take all such other action as any Party may reasonably request from time to time, before or after the Closing and without payment of further consideration therefor, in order to effectuate the transactions provided for herein. The Parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, the preparation of financial statements and tax returns.

SECTION 14. Indemnity Against Brokerage Commissions and Finder’s Fees.

The Parties hereby represent and warrant that there is no Person or entity entitled to receive from any Party any brokerage commission or finder’s fee in connection with this Agreement or the transactions provided for herein, and each hereby indemnifies and agrees to hold the other Parties hereto harmless from and against any claim for brokerage commission or finder’s fee based on any retention or alleged retention of a broker or finder by such Party.

SECTION 15. Miscellaneous.

15.1 Indulgences, Waivers, Etc. Neither the failure nor any delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of such right, remedy, power of privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

15.2 Controlling Laws. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Parties. This Agreement shall be governed in all respects by Delaware law except as otherwise indicated herein.

15.3 Public Announcements and Confidentiality. The Parties acknowledge that the transactions described herein are of a confidential nature and shall not be disclosed prior to the Closing except to (i) agents, representatives, counsel, accountants and consultants unless otherwise specifically provided in this Agreement, (ii) to the United States Department of Labor as deemed necessary by North Star Trust Company to comply with its disclosure obligation to the Department regarding the DTHC ESOT or (iii) as required by law. Subject to the foregoing, none of the Parties hereto shall make any public disclosure of the terms of this Agreement prior to the Closing, except as required by law or mutually agreed to by the Corporate Parties, such requirement to be substantiated by a written opinion of counsel. The Parties shall endeavor to make only those press releases or other public disclosures as are required by law; provided, however, that no press release or other public disclosure prior to the Closing shall be made without a minimum of twenty-four (24) hours prior consultation with the other Parties.

15.4 Costs. Each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with the Merger, including, without limitation, all accounting, legal, finder, broker and other fees and expenses.

15.5 Dispute Resolution. Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default or misrepresentation in connection with any of its provisions, or any other controversy arising out of this Agreement, including, without limitation, any state or federal statutory claims, shall be submitted to arbitration in St. Paul, Minnesota, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator (the “Arbitrator”) shall be selected from the American Arbitration Association, and the Arbitration shall be conducted in accordance with JAMS as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by the Parties in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the Parties hereto and may be enforced by any court of competent jurisdiction. The Parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the Parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement. The Arbitrator shall determine the allocation of associated fees and costs in accordance with applicable law.

15.6 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express or DHL or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to Multiband:	Multiband Corporation
9449 Science Center Drive
New Hope, Minnesota 55428
Attn: Chief Executive Officer

If to DTHC:	DirecTECH Holding Company, Inc.
33 W. 2nd Street, Suite 504
Maysville, KY 41056
Attn: Chairman of the Board

With a copy to:	Johanson Berenson LLP
Attorneys & Counselors at Law
1792 Second Street
Napa, California 94559
Attn: David R. Johanson, Esq.

If to the ESOT:	DirecTECH Holding Company Employee Stock Ownership Trust
c/o North Star Trust Company
500 West Madison Street, Suite 3150
Chicago, IL 60661-4544
Attention: John Hommel

With a copy to:	Morgan Lewis & Bockius LLP
1717 Main Street, Suite 3200
Dallas, TX 75201-7347
Attention: Riva T. Johnson, Esq.

Any Party may alter the address to which communications or copies are to be sent by giving notice of such changes of address to the other Parties in conformity with the provisions of this Section 15.6 for the giving of notice.

15.7 Exhibits and Schedules. All Exhibits and Schedules attached hereto are herby incorporated by reference into, and made a part of, this Agreement.

15.8 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties.

15.9 Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns, except that no Party may assign or transfer its rights or obligations under or interest in this Agreement without the prior written consent of the other Parties.

15.10 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party benefits upon any other Person except as otherwise indicated in this Agreement.

15.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. If executed in multiple counterparts, this Agreement shall become binding when two or more counterparts hereto, individually or taken together, bear the signatures of all of the Parties reflected hereon as the signatories. Facsimile counterpart signatures to this Agreement shall be acceptable at the Closing if the originally executed counterpart is delivered within a reasonable time thereafter.

15.12 Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that any other provision may be invalid or unenforceable in whole or in part for any reason. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and unenforceable and that comes closest to expressing the intention of the invalid and unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

15.13 Entire Agreement. This Agreement, together with the related agreements referred to herein, contains the entire understanding among the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements and conditions, express or implied, oral or written, including, without limitation, the Letter of Intent. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. The Parties explicitly agree that this Agreement supersedes the representations and warranties and indemnification provisions of that certain Agreement and Plan of Merger and that certain Supplemental Agreement and Plan of Share Exchange executed by the parties and referenced in the Recitals to this Agreement. The Parties further agree that, notwithstanding anything to the contrary herein, all references in Section 1.29(a) of that same Supplemental Agreement and Plan of Share Exchange dated January 25, 2008, are hereby deleted in their entirety and shall no longer have any legal force or effect and terms of that agreement that are inconsistent with this Agreement are hereby deleted.

15.14 Disclaimer of Representations. Except as expressly set forth in Sections 4. and 5. hereof and the Schedules referred to therein, the Parties have not made any representations or warranties to each other, and the Parties, individually and collectively, expressly acknowledge that they are not relying on any other information received from any other Party or its representatives (including, without limitation, any projections, forecasts or forward-looking information).

15.15 Amendments and Modifications. This Agreement may not be amended or modified other than by an agreement in writing signed by all of the Parties. Notwithstanding anything herein to the contrary, any provisions of this Agreement which provide for the consent or approval of DTHC or matters being to the satisfaction of DTHC, or waivers by DTHC, or language of similar import, shall be deemed to require the consent, approval or satisfaction of DTHC and North Star Trust Company.

15.16 Section and Paragraph Headings and Recitals. The Section and Paragraph headings in this Agreement and the recitals at the beginning of this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

15.17 Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

15.18 Duty of Cooperation. Each Party shall cooperate in good faith with the other Parties generally, and in particular will make available, as the other Parties reasonably request, management decisions, liaison personnel, information, approvals and acceptances so that the other Parties may properly perform their obligations under this Agreement.

15.19 Construction. The construction of this Agreement shall not take into consideration the Party(ies) who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. The Parties acknowledge that they were each advised by competent counsel that each has chosen to represent such Party and each Party has had a full opportunity to comment upon and negotiate the terms of this Agreement. The language used in this Agreement is the language chosen by the Parties hereto to express their mutual intent as a result of arm’s length bargaining.

15.20 Exclusivity. Until December 31, 2008, the Corporate Parties shall not, directly or indirectly, through any representatives or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other Person or entity relating to the acquisition of any of their shares of capital stock, their assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course of business).

[Signatures start on next page]

Schedule 6.13

Terms of Management Rights Agreement

[See attached]